Exhibit 4.4

Notice of Annual and Special Meeting of Shareholders and

Management Proxy Circular

Wednesday, April 17, 2024

London, Ontario

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS APRIL 17, 2024

TAKE NOTICE that the Annual and Special Meeting of Shareholders (the “Meeting”) of VersaBank (the “Bank”) will be held via live webcast and at the VersaBank Innovation Centre of Excellence, 1979 Otter Place, London, Ontario, on Wednesday, April 17, 2024, at 10:30 a.m. (ET) for the following purposes:

1.	to receive the financial statements for the fiscal year ended October 31, 2023, and the report of the auditors thereon;

2.	to re-appoint Ernst & Young LLP, as auditors of the Bank for the ensuing year and to authorize the directors of the Bank to fix their remuneration;

3.	to elect directors for the ensuing year;

4.	to renew the existing Omnibus Long-Term Incentive Plan of the Bank (the “Long-Term Incentive Plan” or “LTIP”); and

5.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Particulars of the matters above are set forth in the accompanying Management Proxy Circular.

The Board of Directors of the Bank has fixed February 22, 2024, as the record date for determining Shareholders entitled to receive notice of and to vote at the Meeting.

NOTICE FOR REGISTERED SHAREHOLDERS: You are encouraged to complete the form of proxy accompanying this Notice of Meeting and return it to Odyssey Trust Corporation in accordance with the instructions provided in the form of proxy, whether or not you plan to attend the Meeting. Failure to submit your form of proxy by 10:30 a.m. (ET) on April 15, 2024, may result in your shares not being voted at the Meeting.

If you have received this Notice of Meeting and the Management Proxy Circular from your broker or another intermediary, we encourage you to complete and return the voting instruction form or form of proxy provided to you by your intermediary in accordance with the instructions provided with such form.

Your vote is important!

DATED at the City of London, in the Province of Ontario, this 22nd day of February 2024.

By order of the Board of Directors,

Brent T. Hodge

General Counsel and Corporate Secretary

MANAGEMENT PROXY CIRCULAR

All information is as of February 22, 2024, and all dollar amounts are expressed in Canadian dollars, unless otherwise stated.

TABLE OF CONTENTS
PART I–VOTING AND PROXY INFORMATION	4
SOLICITATION OF PROXIES BY MANAGEMENT	4
APPOINTMENT OF PROXIES	4
ADVICE TO NON-REGISTERED SHAREHOLDERS	4
REVOCATION OF PROXIES	5
EXERCISE OF DISCRETION WITH RESPECT TO PROXIES	6
QUORUM	6
PART II – VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES	6
PART III – BUSINESS TO BE TRANSACTED AT THE MEETING	7
1 FINANCIAL STATEMENTS	7
2 APPOINTMENT OF AUDITORS	7
3 ELECTION OF DIRECTORS	7
4 Renewal of The Bank’s OMNIBUS Long-Term Incentive Plan	11
PART IV – STATEMENT OF EXECUTIVE COMPENSATION	15
COMPENSATION DISCUSSION & ANALYSIS	15
PERFORMANCE GRAPH	23
SUMMARY COMPENSATION TABLE	24
TERMINATION AND CHANGE OF CONTROL BENEFITS	26
PART V – STATEMENT OF DIRECTOR COMPENSATION	29
PART VI – SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	31
INCENTIVE PLAN AWARDS	31
PART VII – INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	33
AGGREGATE INDEBTEDNESS OUTSTANDING	33
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	33
PART VIII – INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	34
PART IX – AUDIT COMMITTEE	34
PART X – CORPORATE GOVERNANCE	34
PART XI – ADDITIONAL INFORMATION	39
SHAREHOLDER PROPOSALS	39
ADDITIONAL INFORMATION	39
DIRECTORS’ APPROVAL	39
SCHEDULE A – LONG-TERM INCENTIVE PLAN	40
SCHEDULE B – MANDATE OF THE BOARD OF DIRECTORS	41

MANAGEMENT PROXY CIRCULAR

PART I – VOTING AND PROXY INFORMATION

SOLICITATION OF PROXIES BY MANAGEMENT

This Management Proxy Circular is furnished to holders (“Shareholders”) of common shares (“Shares”) of VersaBank (the “Bank”) in connection with the solicitation of proxies by or on behalf of the management of the Bank for use at the Annual and Special Meeting of Shareholders, and any adjournment or postponement thereof (the “Meeting”). The Meeting will be held via live webcast and at the VersaBank Innovation Centre of Excellence, 1979 Otter Place, London Ontario, on Wednesday, April 17, 2024, at 10:30 a.m. (ET) for the purposes set forth in the accompanying Notice of Annual and Special Meeting of Shareholders (the “Notice”). It is expected that management will solicit proxies electronically and by mail. Proxies may also be solicited personally or by telephone by officers and directors and other representatives of the Bank, as the case may be. The cost of solicitation by or on behalf of management will be borne by the Bank.

This Management Proxy Circular and other proxy-related materials are being sent to both Registered and Non- Registered Shareholders (each as defined below). The Bank is not sending proxy-related materials directly to Non- Registered Shareholders and is not relying on the notice-and-access provisions of applicable securities laws for the delivery of proxy-related materials to either Registered or Non-Registered Shareholders. Instead, the Bank will deliver proxy-related materials to intermediaries (as defined below under the heading “Voting and Proxy Information – Advice to Non-Registered Shareholders”) and they will be asked to promptly forward the proxy-related materials to Non-Registered Shareholders. If you are a Non-Registered Shareholder, your intermediary should send you a voting instruction form or form of proxy with this Management Proxy Circular. The Bank has elected to pay for the delivery of the proxy-related materials to objecting Non-Registered Shareholders.

APPOINTMENT OF PROXIES

The persons named in the enclosed form of proxy and voting instruction forms are directors and/or officers of the Bank. AS A SHAREHOLDER, YOU HAVE THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, AS YOUR NOMINEE TO ATTEND AND ACT ON YOUR BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY. This right may be exercised by inserting such person’s name in the blank space provided in the form of proxy. Proxies are to be returned to Odyssey Trust Corporation in accordance with the instructions provided in the enclosed form of proxy. A proxy is only valid at the Meeting or any adjournment or postponement thereof.

Shareholders who are recorded on the Bank’s share register as the registered owners of their Shares (“Registered Shareholders”) and who plan to attend and vote their Shares in person at the Meeting should not complete or return the enclosed form of proxy. Their votes will be taken and counted at the Meeting. Such Registered Shareholders are to register with the Bank’s transfer agent, Odyssey Trust Corporation, upon their arrival at the Meeting.

ADVICE TO NON-REGISTERED SHAREHOLDERS

The information in this section is of significant importance to a substantial number of Shareholders who do not hold their Shares in their own name, but who hold their Shares indirectly through a bank, trust company, securities broker, trustee or other entity (an “intermediary”). Shareholders that do not hold their Shares in their own name are referred to in this document as “Non-Registered Shareholders.”

As Shares held by intermediaries on behalf of their clients can only be voted for or against resolutions upon the instructions of the applicable Non-Registered Shareholder, each intermediary is required to seek instructions from such Non-Registered Shareholders as to how their Shares are to be voted at the Meeting. For that reason, if you are a Non-Registered Shareholder, you will have received this Management Proxy Circular from your intermediary along with a form of proxy or a voting instruction form.

Every intermediary has its own mailing procedures and provides its own return instructions, which Non-Registered Shareholders should follow closely in order to ensure that their Shares are voted at the Meeting. A Non-Registered Shareholder may have received from the intermediary either a request for voting instructions or a form of proxy that is identical to the form of proxy provided to Registered Shareholders; however, the purpose of any such form of proxy is limited to instructing the intermediary how to vote on behalf of the Non-Registered Shareholder. A Non- Registered Shareholder must return the voting instruction form or the form of proxy to its intermediary well in advance of the Meeting in order to have his, her or its Shares voted.

A Non-Registered Shareholder that receives a form of proxy or voting instruction form from an intermediary cannot use that form of proxy or voting instruction form to vote shares directly at the Meeting. Non-Registered Shareholders who wish to vote in person at the Meeting or appoint a person as their nominee to attend and vote on their behalf at the Meeting must provide their intermediary with the appropriate documentation in order to be appointed as proxyholder. A Non-Registered Shareholder should contact its intermediary to determine what documentation the intermediary requires in order for such Non-Registered Shareholder or its nominee to be appointed proxyholder, and to attend and vote their Shares at the Meeting. Only after the intermediary appoints a Non-Registered Shareholder or its nominee as a proxyholder can that Non-Registered Shareholder or its nominee vote shares directly at the Meeting.

The majority of intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically prepares a special voting instruction form, mails those forms to Non-Registered Shareholders and asks for appropriate instructions respecting the voting of Shares to be represented at the Meeting. Non-Registered Shareholders are requested to complete and return the voting instruction form to Broadridge by mail in the envelope provided. Alternatively, Non-Registered Shareholders can call a toll-free telephone number or access Broadridge’s dedicated voting website (each as noted on the voting instruction form) to deliver their voting instructions and vote the Shares held by them. Broadridge then tabulates the results of all voting instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A Non-Registered Shareholder receiving a voting instruction form from Broadridge must complete and return such form in accordance with the instructions set out thereon well in advance of the Meeting in order to have his, her or its Shares voted. Further, a Non-Registered Shareholder receiving a voting instruction form from Broadridge cannot use that form to vote his, her or its Shares in person at the Meeting. If you are a Non-Registered Shareholder receiving a Broadridge voting instruction form and you wish to vote your Shares in person at the Meeting, you should contact your intermediary and follow their instructions for completion and return of the form of proxy or voting instruction form provided directly by them, once received.

REVOCATION OF PROXIES

Registered Shareholders

A Registered Shareholder may revoke a proxy:

(a)	by an instrument in writing executed by the Shareholder or by an attorney in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited:

i.	at the registered office of the Bank (Suite 2002, 140 Fullarton Street, London, Ontario N6A 5P2) at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement thereof; or

ii.	with the chair of the Meeting at the Meeting; or

(b)	in any other manner permitted by law.

Non-Registered Shareholders

If you are a Non-Registered Shareholder and wish to revoke your voting instructions, follow the instructions provided by your intermediary in your voting instruction form or contact your intermediary.

EXERCISE OF DISCRETION WITH RESPECT TO PROXIES

Shares represented by proxies will be voted or withheld from voting by the persons designated in the form of proxy or voting instruction form in accordance with the direction of the Shareholders appointing them. Other than with respect to the election of directors which is addressed below, in the event that no specifications are made in the form of proxy or voting instruction form designating management’s nominees as proxyholders, the Shares represented by the proxies will be voted by such proxyholders FOR the matters identified in the Notice to be voted upon at the Meeting.

As described below under the heading “Business to be Transacted at the Meeting – Election of Directors”, voting for the election of nominees to the Bank’s board of directors (the “Board”) must be done by cumulative voting. Unless a Shareholder giving a proxy or voting instructions specifies that the Shares represented by such proxy or voting instructions be withheld from voting on the election of all or any of the directors, or specifies how the Shareholder wishes to distribute the votes represented by the proxy or voting instructions among the candidates, the persons named in the enclosed form of proxy or voting instruction form intend to vote the Shares represented by such proxy or voting instructions FOR the election of the nominees listed herein (or any replacements thereof) and to distribute votes among such nominees in such manner as in their discretion is most likely to cause such nominees to be duly elected as the directors of the Bank at the Meeting.

The enclosed form of proxy and/or voting instruction form confers discretionary authority upon the persons named therein as proxyholders with respect to amendments and variations to matters identified in the Notice to be voted upon at the Meeting, and with respect to other matters that may properly come before the Meeting. At the time of the preparation of this Management Proxy Circular, management of the Bank knows of no such amendments, variations or other matters to come before the Meeting. If, however, amendments, variations or other matters which are not now known to management of the Bank should properly come before the Meeting, the Shares represented by any proxy or voting instructions will be voted by the persons named in the form of proxy and voting instruction form in accordance with their best judgment.

QUORUM

A quorum is present at the Meeting if the holders of at least twenty-five percent (25%) of the Shares who are entitled to vote at the Meeting are present in person or represented by proxyholders.

PART II – VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

As of February 22, 2024, there were 25,964,424 Shares issued and outstanding. Each Share carries the right to one vote in respect of each of the matters properly coming before the Meeting, except for the election of directors, for which cumulative voting is used (for additional details with respect to cumulative voting, please refer to the information set out below under the heading “Business to be Transacted at the Meeting – Election of Directors”).

The Board has fixed February 22, 2024, as the record date for determining Shareholders entitled to receive notice of and to vote at the Meeting. Each Registered Shareholder as of the close of business on February 22, 2024, shall be entitled to vote the Shares in his, her or its name on that date, except to the extent that the person has transferred the ownership of any of his, her or its Shares after February 22, 2024, and the transferee of those Shares produces properly endorsed share certificates or otherwise establishes that he, she or it owned such Shares as of February 22, 2024, and demands, not later than ten (10) days before the Meeting, that his, her or its name be included in the list of Shareholders entitled to receive notice of and to vote at the Meeting, in which event the transferee shall be entitled to vote such Shares at the Meeting.

To the knowledge of the Bank, as of February 22, 2024, no person or company beneficially owned, or exercised control or direction, directly or indirectly, over more than 10% of the Shares, other than 340268 Ontario Limited, which owned 8,511,652 Shares, being approximately 32.78% of the issued and outstanding Shares.

PART III – BUSINESS TO BE TRANSACTED AT THE MEETING

1	FINANCIAL STATEMENTS

The Consolidated Financial Statements of the Bank for the fiscal years ended October 31, 2023 (“Fiscal 2023”), and 2022 (“Fiscal 2022”), have been mailed to Shareholders with this Management Proxy Circular. Shareholders and proxyholders will have an opportunity to review and discuss the Bank’s Fiscal 2023 results with management at the Meeting.

2	APPOINTMENT OF AUDITORS

The directors propose Ernst & Young LLP for re-appointment as auditors of the Bank to hold office until the close of the Bank’s next annual meeting of Shareholders. This proposal is supported by the comprehensive review of proposals from qualified external auditors in Fiscal 2022, and the annual review of the external auditor that was carried out in January 2024 by the Board’s Audit Committee (the “Audit Committee”) in keeping with our commitment to follow best practices in corporate governance.

In the past, the Board has fixed the remuneration of the auditors of the Bank. Such remuneration has been based upon the complexity of the matters dealt with and time spent in providing services to the Bank. The Board is satisfied that the remuneration negotiated in the past with the auditors of the Bank has been reasonable under the circumstances and reflective of the audit quality and performance of the auditors. Information concerning the audit- related fees paid to Ernst & Young LLP during Fiscal 2023 and to KPMG LLP during Fiscal 2022 is provided on page 22 of the Bank’s Annual Information Form for Fiscal 2023, which is available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar.

It is recommended that Shareholders vote FOR the resolutions relating to the appointment of auditors and the authorization of the directors to fix the remuneration of the auditors. In the absence of contrary instructions, the persons named in the enclosed form of proxy or voting instruction form intend to vote FOR the appointment of the auditors and the authorization of the directors to fix the remuneration of the auditors.

3	ELECTION OF DIRECTORS

Shareholders of the Bank will be asked to elect ten (10) nominees as directors of the Bank by cumulative voting to hold office until the close of the next annual general meeting of the Bank or until his or her successor is duly elected, unless his or her office is earlier vacated and a replacement director is appointed in accordance with the by-laws of the Bank. As required under the Bank Act (Canada), where directors are to be elected by cumulative voting, each Shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the Shares held by the Shareholder multiplied by the number of directors to be elected, and the Shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in any manner. If a Shareholder has voted for more than one candidate without specifying the distribution of the votes among the candidates, the Shareholder is deemed to have distributed the votes equally among the candidates for whom the Shareholder voted. If the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes will be eliminated until the number of candidates remaining equals the number of positions to be filled.

All of the individuals nominated by the Conduct Review, Governance & HR Committee (the “HR Committee”) for election to the Board at the Meeting are currently directors of the Bank. All directors were elected to the Board at the Bank’s annual meeting of Shareholders on April 19, 2023, for a term expiring at the close of the Meeting.

Unless a Shareholder giving a proxy or voting instructions specifies that their Shares be withheld from voting on the election of all or any of the director nominees, or specifies how the Shareholder wishes to distribute the votes represented by his, her or its proxy or voting instructions among the nominees, the persons named in the enclosed form of proxy or voting instruction form intend to cast the votes represented by such proxy FOR the election of the nominees named herein (or any replacements thereof) and to distribute votes among such nominees in such manner as in their discretion is most likely to cause such nominees to be duly elected as the directors of the Bank at the Meeting.

The Board recommends that Shareholders vote FOR the following director nominees.

The Honourable Thomas A. Hockin	David A. Bratton	Susan T. McGovern
David R. Taylor	Peter M. Irwin	Paul G. Oliver
Gabrielle Bochynek Robbert-Jan Brabander	Richard H. L. Jankura Arthur Linton

The following table sets forth the record of attendance at Board and committee meetings held during Fiscal 2023 for each director who is standing for re-election at the Meeting. Additional information respecting the Bank’s current Board and its committees is contained in the Bank’s Annual Information Form for Fiscal 2023, which can be found under the Bank’s profile on SEDAR+ at www. sedarplus.ca and EDGAR at www.sec.gov/edgar.

Summary of Attendance of Directors

Director(1)	Number of meetings attended
	Board	Audit Committee	HR Committee	Risk Oversight Committee	Innovation and Technology Committee
T. Hockin	10 of 10	n/a	n/a	n/a	n/a
D. Taylor	10 of 10	n/a	n/a	n/a	n/a
G. Bochynek	10 of 10	n/a	7 of 7	n/a	n/a
R. J. Brabander	10 of 10	n/a	n/a	11 of 11	4 of 4
D. Bratton	9 of 10	n/a	7 of 7	n/a	n/a
P. Irwin	10 of 10	7 of 7	n/a	11 of 11	n/a
R. Jankura	10 of 10	7 of 7	n/a	11 of 11	n/a
A. Linton	10 of 10	n/a	n/a	n/a	4 of 4
S. McGovern	10 of 10	n/a	7 of	n/a	4 of 4
P. Oliver	10 of 10	7 of 7	n/a	n/a	n/a

Notes:

(1)	At the invitation of the Chair of a committee, directors regularly attend committee meetings to which they are not a member, as observers. This table does not include instances of directors attending any such meetings in an observer capacity.

The information set forth in the table below, not being within the knowledge of the Bank, has been furnished by the respective director nominees individually and is current to February 22, 2024.

Name, City, Province or State and Country, and Shares(1)	Office held and date first became a director	Principal Occupation
The Honourable Thomas A. Hockin(2) Rancho Mirage, California, USA Shares – 29,655 Series 1 Preferred Shares(4) – 3,500	Chair Director since August 21, 2014	Retired, former Executive Director of the International Monetary Fund
Susan T. McGovern (3)(6)(7) Aurora, Ontario, Canada Shares – 36,000 Series 1 Preferred Shares(4) – Nil	Vice-Chair Director since May 6, 2011	Executive Advisor in the Ontario Ministry of Finance
David R. Taylor Ilderton, Ontario, Canada Shares – 1,284,406 Series 1 Preferred Shares(4) – Nil	President & Chief Executive Officer Director since January 18, 1993	President & Chief Executive Officer of VersaBank
Gabrielle Bochynek(7) Stratford, Ontario, Canada Shares – 12,480 Series 1 Preferred Shares(4) – Nil	Director since April 24, 2019	Principal, Human Resources and Labour Relations, The Osborne Group
Robbert-Jan Brabander(5)(6) Richmond Hill, Ontario, Canada Shares – 77,670 Series 1 Preferred Shares(4) – 935	Director since November 4, 2009	Managing Director of Bells & Whistles Communications, Inc. and former Chief Financial Officer & Treasurer of General Motors of Canada Limited

David A. Bratton(7) London, Ontario, Canada Shares – 31,300 Series 1 Preferred Shares(4) – Nil	Director since September 23, 1993	Retired, former President of Bratton Consulting Inc.
Peter M. Irwin(5)(8) Toronto, Ontario, Canada Shares – 22,500 Series 1 Preferred Shares(4) – Nil	Director since January 1, 2021	Retired, former Managing Director, CIBC World Markets Inc.
Richard H. L. Jankura(5)(8) London, Ontario, Canada Shares – 2,900 Series 1 Preferred Shares(4) – Nil	Director since May 6, 2022	Retired, former Chief Financial Officer, Jones Healthcare Group
Arthur Linton(6) Kitchener, Ontario, Canada Shares – 7,000 Series 1 Preferred Shares(4) – Nil	Director since April 22, 2020	Barrister and Solicitor
Paul G. Oliver(8) Markham, Ontario, Canada Shares – 56,920 Series 1 Preferred Shares(4) – 1,400	Director since June 2, 2005	Retired, former senior partner of PricewaterhouseCoopers LLP

Notes:

(1)	Number of Shares includes the number of Shares beneficially owned or controlled or directed, directly or indirectly, by each director nominee.

(2)	Current and proposed Chair of the Board.

(3)	Current and proposed Vice-Chair of the Board.

(4)	Holders of Series 1 Preferred Shares are entitled to receive, as and when declared by the Board, fixed non-cumulative preferential cash dividends at the rate of $0.6772 per share per annum, or $0.1693 per share per quarter. Such dividends are paid quarterly on the last day of January, April, July and October in each year.

(5)	Current and proposed member of the Risk Oversight Committee.

(6)	Current and proposed member of the Innovation and Technology Committee.

(7)	Current and proposed member of the HR Committee.

(8)	Current and proposed member of the Audit Committee.

Majority Voting

The Bank has a majority voting policy for the election of directors, which is applicable at any meeting of Shareholders where an uncontested election of directors is held. A director nominee in an uncontested election who receives more “withheld” votes than votes in his or her favour is expected to promptly tender his or her resignation to the Chair of the Board for consideration; however, such resignation is not effective until it is accepted by the Board. The Board will submit the nominee’s resignation to the HR Committee for consideration. The HR Committee will then recommend to the Board whether or not to accept the resignation. A director who tenders his or her resignation will not participate in any meetings of the Board or the HR Committee to consider whether the resignation shall be accepted. Within 90 days of receiving the final voting results in respect of the uncontested election, the Board will issue a press release announcing whether it has accepted the director nominee’s resignation or explaining its reasons for not accepting the resignation; absent extenuating circumstances, the Board expects that such resignations will be accepted.

4	RENEWAL OF THE BANK’S OMNIBUS LONG-TERM INCENTIVE PLAN

At the Meeting, Shareholders will be asked to approve the resolution set forth below (the “LTIP Renewal Resolution”) to renew the Bank’s Omnibus Long Term Incentive Plan (the “LTIP”). The complete text of the LTIP is set out in Schedule “A” to this Management Proxy Circular and a summary of its material terms is provided below.

Any existing options that were granted prior to the effective date of the LTIP pursuant to the stock option plan of Pacific & Western Bank (the “Bank Stock Option Plan”) and the stock option plan of PWC (the “PWC Stock Option Plan” and, together with the Bank Stock Option Plan, the “Previous Stock Option Plans”) will continue in accordance with their terms. The Previous Stock Option Plans were not re-approved by the Shareholders at the Annual Meeting of Shareholders held on April 24, 2019 and the Bank has not granted any further options under either plan.

The LTIP will allow for a variety of equity based awards that provide different types of incentives to be granted to certain of our officers, employees and consultants (in the case of options (“Options”), performance share units (“PSUs”) and restricted share units (“RSUs”)) and non-employee directors (in the case of deferred share units (“DSUs”)). Options, PSUs, RSUs and DSUs are collectively referred to herein as “Awards”. Each Award will represent the right to receive Shares, or in the case of PSUs, RSUs and DSUs, Shares or cash, in accordance with the terms of the LTIP. The following discussion is qualified in its entirety by the text of the LTIP.

Under the terms of the LTIP, our Board, or if the Board by resolution so decides, a committee of the Board and/or any member of the Board, may grant Awards to eligible participants, as applicable. Participation in the LTIP is voluntary and, if an eligible participant agrees to participate, the grant of Awards will be evidenced by a grant agreement with each such participant. The interest of any participant in any Award is not assignable or transferable, whether voluntary, involuntary, by operation of law or otherwise, other than by will or the laws of descent and distribution.

The LTIP will provide that appropriate adjustments, if any, will be made by our Board in connection with a reclassification, reorganization or other change of our Shares, share split or consolidation, distribution, merger or amalgamation, in the Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the LTIP.

The maximum number of Shares reserved for issuance, in the aggregate, under the Bank’s LTIP or pursuant to awards under any other established share compensation arrangement, will not exceed 10% of the aggregate number of Shares issued and outstanding from time to time. As of the date of this Management Proxy Circular, there are 25,964,424 Shares issued and outstanding, and the Bank has options outstanding under the LTIP to purchase up to 874,393 common shares (representing approximately 3.367% of the current issued and outstanding Shares), leaving unallocated options with respect to an aggregate of 1,195,945 Shares available for future grants (representing approximately 4.60% of the outstanding Shares), based on the number of currently outstanding Shares. For the purposes of calculating the maximum number of Shares reserved for issuance under the LTIP, any issuance from treasury by the Bank that is issued in reliance upon an exemption under applicable stock exchange rules applicable to share compensation arrangements used as an inducement to person(s) or company(ies) not previously employed by and not previously an insider of the Bank shall not be included. All of the Shares covered by the exercised, cancelled or terminated Awards will automatically become available Shares for the purposes of Awards that may be subsequently granted under the LTIP. As a result, the LTIP is considered an “evergreen” plan, which requires shareholder approval every three years pursuant to the rules of the Toronto Stock Exchange (“TSX”). The LTIP was last approved by Shareholders at the Annual and Special Meeting of Shareholders held on April 21, 2021.

The maximum number of Shares that may be: (i) issued to insiders of the Bank within any one-year period, and (ii) issuable to insiders of the Bank at any time, in each case, under the LTIP alone, or when combined with all of the Bank’s other security-based compensation arrangements, cannot exceed 10% of the aggregate number of Shares issued and outstanding from time to time determined on a non-diluted basis. The LTIP does not provide for a maximum number of shares which may be issued to an individual pursuant to the LTIP or any other share compensation arrangement (expressed as a percentage or otherwise).

An Option shall be exercisable during a period established by our Board which shall commence on the date of the grant and shall terminate no later than ten years after the date of the granting of the Option or such shorter period as the Board may determine. The minimum exercise price of an Option will be determined based on the closing price of the Shares on the TSX on the last trading day before the date such Option is granted. The LTIP will provide that the exercise period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a black-out period. In such cases, the extended exercise period shall terminate 10 business days after the last day of the black-out period. In order to facilitate the payment of the exercise price of the Options, the LTIP has a cashless exercise feature pursuant to which a participant may elect to undertake either a broker assisted ‘‘cashless exercise’’ or a ‘‘net exercise’’ subject to the procedures set out in the LTIP, including the consent of our Board, where required. If a participant elects to exercise Options under the “net exercise” procedures, the participant would receive a number of Shares equal to (a) the number of Shares underlying the Options multiplied by (b) the market value of the Shares at such date less the exercise price of such Options, (c) divided by the market value of the Shares at such date, subject to acceptance by the Board and provided that satisfactory arrangements have been made to pay any applicable withholding taxes.

The following table describes the impact of certain events upon the rights of holders of Options under the LTIP, including termination for cause, resignation, retirement, termination other than for cause, and death or disability, subject to the terms of a participant’s employment agreement, grant agreement and the change of control provisions described below:

Event Provisions	Provisions
Termination for cause	Immediate forfeiture of all vested unvested and options.
Resignation, retirement and termination other than for cause	Forfeiture of all unvested options and the earlier of the original expiry date and 90 days after resignation to exercise vested options or such longer period as our Board may determine in its sole discretion.
Death or disability	Forfeiture of all unvested options and the earlier of the original expiry date and 12 months after date of death or disability to exercise vested options or such longer period as our Board may determine in its sole discretion.

The terms and conditions of grants of RSUs, PSUs and DSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these Awards, will be set out in the participant’s grant agreement. Impact of certain events upon the rights of holders of these types of Awards, including termination for cause, resignation, retirement, termination other than for cause and death or disability, will be set out in the participant’s grant agreement. For each PSU awarded under the LTIP, the Board will establish (i) the applicable performance criteria and other vesting conditions, and (ii) the period of time in which such performance criteria and other vesting conditions must be met, in order for a participant to be entitled to receive Shares in exchange for his or her PSUs. Subject to the provisions of any award agreement and the provisions of the LTIP, all vested RSUs and PSUs will be settled as soon as practicable following the date on which the Board determines that the performance criteria and/or other vesting conditions with respect to the RSU and/or PSU have been met, but in all cases RSUs and PSUs will be settled prior to (i) three years following the date of grant of the RSU or PSU, if settled by payment of cash equivalent or through purchases by the Bank on the participant’s behalf on the open market, or (ii) ten years following the date of grant of the RSU or PSU, if the RSU or PSU will be settled by the issuance of Shares from treasury.

Non-employee directors may elect to receive all or a portion of their annual retainer fees in the form of a grant of DSUs in each fiscal year. The number of DSUs will be calculated as the amount of the non-employee director’s annual retainer fee elected to be paid in DSUs divided by the market value (as defined in the LTIP). Each non-employee director will be entitled to redeem his or her DSUs during the period commencing on the business day immediately following his or her termination date and ending on the date that is not later than the 90th day following such termination date, or such shorter redemption period as set out in the relevant DSU agreement.

Pursuant to the LTIP, when dividends (other than stock dividends) are paid on Shares, participants will receive additional DSUs, RSUs and/or PSUs (“Dividend Share Units”), as applicable, as of the dividend payment date. The number of Dividend Share Units to be granted to a participant will be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the participant on the relevant record date by the amount of the dividend paid by the Bank on each Share, and dividing the result by the market value (as defined in the LTIP) on the dividend payment date. Any Dividend Share Units granted to a participant will be subject to the same vesting conditions and settlement terms as applicable to the related DSUs, RSUs and/or PSUs in accordance with the applicable award agreement.

In connection with a change of control of the Bank, our Board will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Awards into, or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity, provided that our Board may accelerate the vesting of Awards if: (i) the required steps to cause the conversion or exchange or replacement of Awards are impossible or impracticable to take or are not being taken by the parties required to take such steps (other than the Bank); or (ii) the Bank has entered into an agreement which, if completed, would result in a change of control and the counterparty or counterparties to such agreement require that all outstanding Awards be exercised immediately before the effective time of such transaction or terminated on or after the effective time of such transaction. If a participant is terminated without cause during the 12 month period following a change of control, or after the Bank has signed a written agreement to effect a change of control but before the change of control is completed, then any unvested Awards (based on the performance achieved up to the termination date in respect of PSUs) will immediately vest and may be exercised within 30 days of such date.

Our Board may, in its sole discretion, suspend or terminate the LTIP at any time, or from time to time, amend, revise or discontinue the terms and conditions of the LTIP or of any securities granted under the LTIP and any grant agreement relating thereto, subject to any required regulatory and TSX approval, provided that such suspension, termination, amendment, or revision will not adversely alter or impair any Award previously granted except as permitted by the terms of the LTIP or as required by applicable laws.

Our Board may amend the LTIP or any securities granted under the LTIP at any time without the consent of a participant provided that such amendment shall: (i) not materially adversely alter or impair any Award previously granted except as permitted by the terms of the LTIP or upon the consent of the applicable participant(s); and (ii) be in compliance with applicable law and with prior approval if required, of the shareholders of the Bank and of the TSX or any other stock exchange upon which the Bank has applied to lists its shares, provided however that shareholder approval shall not be required for the following amendments and our Board may make any changes which may include but are not limited to:

•	any amendment to the vesting provisions of the LTIP and any Award granted under the LTIP;

•	any amendment regarding the provisions governing the effect of termination of a participant’s employment, contract or office;

•	any amendment which accelerates the date on which any Award may be exercised under the LTIP;

•	any amendment necessary to comply with applicable law or the requirements of the TSX or any other regulatory body;

•	any amendment of a ‘‘housekeeping’’ nature, including, without limitation, to clarify the meaning of an existing provision of the LTIP, correct or supplement any provision of the LTIP that is inconsistent with any other provision of the LTIP, correct any grammatical or typographical errors or amend the definitions in the LTIP;

•	any amendment regarding the administration of the LTIP; and

•	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the applicable rules of the TSX or any other stock exchange upon which the Bank has applied to list its Shares.

provided that the alteration, amendment or variance does not:

•	increase the maximum number of Shares issuable under the LTIP, other than an adjustment pursuant to a change in capitalization;

•	reduce the exercise price of Awards benefitting including cancellation and reissuance of an Award, except in the case of an adjustment pursuant to a change in capitalization;

•	extend expiration date of an Award, except in the case of an extension due to black-out period;

•	remove or exceed the insider participation limits;

•	amend the transfer provisions of the Awards;

•	amend the definition of eligible participant that would permit the issuance of Options, RSUs or PSUs to non- employee directors; or

•	amend the amendment provisions of the LTIP.

The above summary is qualified in its entirety by the full text of the LTIP, which is set out in Schedule “A” to this Management Proxy Circular. The Board encourages Shareholders to read the full text of the LTIP before voting on the LTIP Renewal Resolution.

The Board and management of the Bank recommend the approval of the LTIP Renewal Resolution. To be effective, the LTIP Renewal Resolution, which is set out below must be approved by not less than a majority of the votes cast by the holders of Shares present in person or represented by proxy at the Meeting.

SHARES REPRESENTED BY PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE LTIP RENEWAL RESOLUTION, UNLESS A SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER, OR ITS SHARES ARE TO BE VOTED AGAINST THE LTIP RENEWAL RESOLUTION.

The LTIP Renewal Resolution to be passed is set out below:

WHEREAS:

1.	The Board of Directors of the VersaBank (the “Bank”) adopted an omnibus long-term incentive plan (the “LTIP”) on February 23, 2021, which does not have a fixed maximum number of common shares issuable;

2.	the shareholders of the Bank approved the LTIP at the Annual and Special Meeting of Shareholders held on April 21, 2021;

3.	the rules of the Toronto Stock Exchange provide that all unallocated options, rights or other entitlements under a compensation arrangement which does not have a fixed number of maximum securities issuable, be approved every three years;

“BE IT RESOLVED THAT:

1.	the renewal of the LTIP dated April 21, 2021, set out in Schedule A to the Management Information Circular of the Bank is hereby approved;

2.	all unallocated options, rights or other entitlements under the LTIP be and are hereby approved;

3.	the Bank shall have the ability to continue granting options, rights or other entitlements under the LTIP until April 17, 2027, which is the date that is 3 years from the date of the shareholder meeting at which shareholder approval is being sought; and

4.	any officer or director of the Bank be, and hereby is, authorized and empowered to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such documents, in the name and on behalf of the Bank, or otherwise, as such officer and director deems desirable or necessary in order to effectuate fully the purposes of each and all of the foregoing resolutions.

PART IV – STATEMENT OF EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

The following Compensation Discussion & Analysis provides a description of the strategy, processes and decisions made pertaining to the oversight, design and payout of the Bank’s compensation for its Named Executive Officers (“NEOs”) for Fiscal 2023. The NEOs as of October 31, 2023, were David Taylor, President & Chief Executive Officer (“President & CEO”); Shawn Clarke, Chief Financial Officer (“CFO”) and each of the next three most highly compensated executive officers of the Bank being Michael Dixon, Senior Vice President, Point-of-Sale Financing, Nick Kristo, Chief Credit Officer and John Asma, Treasurer & SVP, Deposit Services. Please note, effective December 13, 2023, Shawn Clarke was appointed as Chief Operating Officer and John Asma was appointed as Chief Financial Officer.

Compensation Governance

The Board has delegated the responsibility for oversight of the Bank’s compensation program to the HR Committee, which reports regularly to the Board.

The HR Committee is comprised of independent directors within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”). They are currently David A. Bratton (Chair), Susan T. McGovern and Gabrielle Bochynek. No member of the HR Committee has ever been an officer or employee of the Bank or any of its affiliates, and no member is an active chief executive officer with a publicly traded company.

Mr. Bratton has been a member of the Board since 1993. Mr. Bratton has over 30 years of human resource management experience. He holds Master of Business Administration, Fellow Certified Management Consultant, and Certified Human Resources Leader designations. Mr. Bratton was an affiliate professor at the Rotman School of Business for 18 years.

Ms. McGovern has been a member of the Board since 2011. She has more than 30 years of experience in the federal government, the Ontario government, the broader public sector, private corporations and the not-for-profit sector. Currently, she is an Executive Advisor in the Ontario Ministry of Finance. As a senior leader, her strengths include corporate development and governance, human resource management, strategic communications, stakeholder engagement, public policy development, philanthropic advancement and political acuity.

Ms. Bochynek has been a member of the Board since 2019. She holds a Bachelor of Arts degree and Certified Human Resources Leader designation and has over 30 years of human resources experience. Her background includes expertise in executive compensation, employee and labor relations, change management and organizational restructuring. She is Principal, Human Resources & Labor Relations, with the Osbourne Group and formerly Chief Human Resources Officer at North York General Hospital.

The Board believes that the members of the HR Committee have the qualifications and experience in human resources governance matters and, in particular, executive compensation to fulfill their responsibilities.

The HR Committee held 7 meetings during Fiscal 2023. The President & CEO and the Chief Human Resources Officer attend HR Committee meetings but do not have the right to vote. The HR Committee regularly holds in-camera sessions without management present. The HR Committee may also engage the services of an independent compensation consultant at their discretion.

Currently, the HR Committee’s responsibilities with respect to human resources matters include the following:

(a)	Annually review the Bank’s overall compensation plan and the policies pertaining thereto to ensure that they are consistent with the Bank’s goals of attracting and retaining the best people, aligning executive interests with those of the Bank, and paying for performance. Survey information is obtained from the Chief Human Resources Officer, as well as from compensation consulting companies and other external independent sources, to ensure that compensation paid to executives is appropriate and competitive.

(b)	Consider the implications of risks associated with the Bank’s compensation policies and practices.

(c)	Approve, at the beginning of each fiscal year, performance measurements for calculating the annual incentive award of the President & CEO.

(d)	Review the compensation of the President & CEO, and recommend same to the Board for approval.

(e)	Report to the full Board on a timely basis as to the actual calculations of total compensation of the President & CEO.

(f)	Review staff compensation, including ranges and benefit programs.

(g)	Review staff incentive awards.

(h)	Recommend to the Board for approval the annual incentive award pool for executives.

(i)	Review a report from the Chief Internal Auditor on the alignment of the Bank’s compensation policies with the Financial Stability Board’s Principles for Sound Compensation Practices.

With regard to the HR Committee’s consideration of the implications of risks associated with the Bank’s compensation policies and practices and compliance with Financial Stability Board Principles for Sound Compensation Practices, the Board, through the HR Committee, monitors and manages any such risks by taking actions that include the following:

(a)	Actively overseeing the Bank’s compensation systems, and monitoring and reviewing compensation policies and procedures to ensure they are operating as intended.

(b)	Recommending the amount of the annual incentive award pool for executives to the Board for approval.

(c)	Reviewing decisions made by the President & CEO concerning executive compensation and providing input.

(d)	Establishing appropriate performance measures for the President & CEO at the beginning of the fiscal year and assessing overall performance and recommending compensation decisions to the Board at the end of the fiscal year.

(e)	Ensuring that the performance measures assigned to the President & CEO, which are derived from the Bank’s Business Plan, are within the Bank’s tolerance for risk.

(f)	Ensuring the compensation decisions for employees in control functions (finance, risk, compliance, and internal audit) are based on enterprise and individual performance, and are not based on the performance of the specific businesses supported by the control function.

VersaBank retained the services of MNP LLP on September 18, 2023 to conduct an external market analysis of VersaBank’s Director Compensation Program. The mandate included the collection of compensation and program structure data to develop considerations aligned with the Bank’s compensation philosophy. The Bank has previously engaged MNP LLP in its capacity as a leading professional service firm in the areas of accounting, consulting, tax and digital services. The Board of directors regularly review and approve other services that MNP LLP provides to the Bank at the request of Management.

VersaBank retained the services of Korn Ferry on June 29, 2022 to conduct an assessment of the Bank’s compensation structure and current job descriptions for senior executives, management and staff to develop a pay equity plan to align with the Pay Equity Act which establishes a proactive pay equity regime for federally regulated workplaces. The mandate included the collection of job descriptions, assessment and determination of job grades within the Bank and recommendations for any instances of pay equity. Korn Ferry also provided training to Bank staff members on the Pay Equity Committee to complete job evaluations and determining pay grades going forward.

Executive Compensation-Related Fees

Executive Compensation-Related fees paid to MNP LLP by the Bank during the year ended October 31, 2023, were $5,933. Executive Compensation-Related fees paid to MNP LLP by the Bank during the year ended October 31, 2022, were $0. Executive Compensation-Related fees were for professional services rendered by MNP LLP related to determining compensation for the company’s directors.

Executive Compensation-Related fees paid to Korn Ferry by the Bank during the year ended October 31, 2023, were $51,068. Executive Compensation-Related fees paid to Korn Ferry during the year ended October 31, 2022, were $45,005. Executive Compensation-Related fees were for professional services rendered by Korn Ferry for services related to determining pay equity compliance compensation for executive officers, management and staff.

All Other Fees

All other fees paid to MNP LLP by the Bank during the year ended October 31, 2023, were $131,000. All other fees paid to MNP LLP during the year ended October 31, 2022, were $149,921. All other fees were for professional services rendered by MNP LLP for services in the areas of internal audit, information technology, digital services, and consulting.

No other fees were paid to Korn Ferry during the years ended October 31, 2023 and October 31, 2022.

Executive Compensation Philosophy

The key components of the Bank’s compensation plan for NEOs are base salary, short-term (annual) incentive awards, and long-term incentives. NEOs are also entitled to certain employee benefits, including a pension supplement payment.

The Bank’s compensation plan is designed to attract and retain highly qualified individuals, while creating an incentive to align efforts with shareholder interests and motivate NEOs to deliver company performance that will create real long-term shareholder value.

The Bank’s overall objective is to set total compensation at approximately the seventy-fifth percentile of the total compensation paid for comparable positions at comparable companies, being Home Capital Group Inc., Equitable Group Inc., Canadian Western Bank and Sagen MI Canada Inc. (the “Comparable Companies”). The Bank considers compensation information of these entities as a frame of reference in determining NEO compensation due to management’s belief that the Comparable Companies are the Canadian financial institutions that are similar to the Bank. In particular, the Comparable Companies represent mid-sized, federally regulated financial institutions that may raise deposits solely or partly through a brokerage network. However, since the Comparable Companies vary from the Bank in terms of business model, asset size, and organization structure, compensation data from the Comparable Companies is used as a frame of reference only, and not a definitive target for NEO compensation. Other elements that are considered when determining total compensation for NEOs are set forth below.

More detail on each component of the Bank’s compensation plan and its purpose within total compensation is described in the table under the heading “Statement of Executive Compensation – Compensation Discussion and Analysis – Type of Compensation” below, and in subsequent sections of this Management Proxy Circular.

Decision Making Process

The Board, through the HR Committee, actively oversees the Bank’s overall compensation plan and monitors and reviews the Bank’s compensation practices to ensure they operate as intended.

The Chief Human Resources Officer provides the HR Committee with market data, as required, including information concerning compensation paid at the Comparable Companies, to assist the HR Committee in its deliberations.

In conjunction with the President & CEO, the HR Committee establishes performance measurements for the President & CEO at the beginning of the fiscal year, and the Board monitors progress against the performance measures throughout the year. At the end of the year, the HR Committee receives a report from the Chair of the Board on the results of the President & CEO’s performance appraisal; the HR Committee, in turn, reports on such results to the Board.

The HR Committee recommends to the Board for approval any changes to salary and incentive awards payable to the President & CEO.

The President & CEO has final approval for all compensation decisions concerning NEOs and other staff, other than himself and other than the total amount of the annual incentive award pool for executives, which is reviewed and recommended by the HR Committee to the Board for approval. The HR Committee reviews the balance of the compensation decisions after the fact and provides comment and advice for consideration regarding future compensation decisions.

Type of Compensation

Description	Form	Eligibility	Performance Period
Base Salary	Cash	All employees	Reviewed annually
Short-Term (Annual) Incentive Awards	Cash	All employees	One year
Long-Term Incentive Awards	Chief Executive Officer Share Purchase Program	President & CEO	5 years
	Employee Share Purchase Plan	All employees (except the President & CEO)	One year
	Executive Share Award Program	All employees at the position of vice president or above	5 years
	Stock Options	All employees	7 years
Other – Pension Supplement	Cash	All employees	Not applicable

Base Salary

NEOs are paid a base salary that is commensurate with each NEO’s position and level of responsibility within the Bank. The actual base salary paid is determined with consideration to past and current performance, internal equity, salaries paid at the Comparable Companies, salary surveys including Mercer’s Executive, Management and Professional Survey, and the potential impact of the position on the Bank’s performance. Base salaries for executives who report directly to the President & CEO are approved by the President & CEO, upon recommendation of the Chief Human Resources Officer and are reviewed after the fact by the HR Committee.

Short-Term (Annual) Incentive Awards

NEOs and other executives are eligible to participate in the Bank’s short-term incentive award program. The key goals of the short-term incentive award program are to align executive efforts to achieve the objectives set out in the Bank’s Business Plan, to encourage the effective management of risk, to pay for performance, and to encourage teamwork.

Factors considered in determining whether and in what amount short-term incentive awards are paid to the NEOs and certain other executives of the Bank (other than the President & CEO) include: (i) individual results against the predetermined performance objectives; (ii) the executive’s business unit results; and (iii) the Bank’s overall results. For NEOs and executives, other than the President & CEO, individual performance objectives that reflect the executive’s key responsibility areas are set at the beginning of each fiscal year and are intended to align executive efforts with the business, financial, risk management and strategic objectives of the Bank as set out in its Business Plan. Periodically throughout the year, the performance objectives are re-visited to monitor results to date, and to determine if the stated objectives require modification based on factors that may include a change in job responsibilities or a change in business priorities. At the end of each fiscal year, the actual results achieved by the executive, their business unit and the Bank are reviewed and any extenuating circumstances are considered. The HR Committee reviews and recommends to the Board for approval the annual short-term incentive award pool for the NEOs and other executives, excluding the President & CEO. The final decision on allocating short-term incentive award payments from the approved award pool among the NEOs and other executives (other than the President & CEO) is made by the President & CEO. The HR Committee reviews the President & CEO’s decisions after the fact.

With respect to the President & CEO, performance measurements derived from the Board approved Business Plan for his short-term incentive award are approved by the HR Committee at the beginning of each fiscal year. At the end of the fiscal year, a determination is made by the Board on the advice of the HR Committee as to the amount of any short-term incentive award payable to the President & CEO in respect of such fiscal year. In determining the amount of the short-term incentive award (if any), the Board has discretion to consider subjective measures, including the implementation of the Bank’s philosophy with respect to risk, enterprise risk management and corporate reputation, and the Board may also consider any extraordinary circumstances.

For Fiscal 2023, the President & CEO’s key performance measures were established in three main categories. Under the performance objectives, financial metrics related to shareholder value have been attributed a 70% weighting in the assessment, financial metrics related to operational results have been attributed a 20% weighting, and the remaining 10% was attributed to individual performance in key management areas that have a significant impact on the Bank’s results, including (i) the development/execution of strategic vision, (ii) communication, and (iii) leadership development. The financial metrics used to determine the President & CEO’s performance as it relates to shareholder value and operational results are key business targets derivable directly from the Bank’s Fiscal 2023 Business Plan and are as outlined in the following charts:

Shareholder Value Performance Measures

Notes:

(1)	This is a non-GAAP financial measure. Return on average common equity for the Bank is defined as annualized net income of the Bank less amounts relating to preferred share dividends, divided by average common shareholders’ equity (which is average shareholders’ equity less amounts relating to preferred shares recorded in equity). For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see the Bank’s Management’s Discussion & Analysis for Fiscal 2023, available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar.

(2)	Net interest margin or spread is defined as net interest income as a percentage of average total assets. For further details regarding non- GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see the Bank’s Management’s Discussion & Analysis for Fiscal 2023, available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar

Operational Results Performance Measures

Note:

(1)	The efficiency ratio is calculated as non-interest expenses, excluding restructuring charges, as a percentage of total revenue. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see the Bank’s Management’s Discussion & Analysis for Fiscal 2023, available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar

The extent to which each performance category target is met multiplied by its weighting determines the number of points earned. The total number of points earned is then multiplied by 85% of the President & CEO’s base salary to arrive at the short-term incentive award amount payable to the President & CEO (subject to any adjustments that the Board considers appropriate after considering applicable subjective measures). The target annual incentive award for the President & CEO is 85% of base salary with a maximum cap of 135% of base salary.

Further details respecting the performance metrics considered in determining the payments made to NEOs under the short-term incentive award program in respect of Fiscal 2023 and the payments made to NEOs thereunder in respect of each of the last three fiscal years of the Bank can be found below under the headings “Statement of Executive Compensation – Compensation Discussion and Analysis – Fiscal 2023 Incentive Awards Paid” and “Statement of Executive Compensation – Summary Compensation Table”, respectively.

Long-Term Incentive Awards

Under the Bank’s long-term incentive award program, NEOs (excluding the President & CEO) are eligible to participate in the Bank’s Employee Share Purchase Plan (the “ESPP”) and Executive Share Award Program (the “ESAP”), and the President & CEO participates in Chief Executive Officer Share Purchase Program (“CEOSPP”). Each of these programs is discussed in greater detail below.

Employee Share Purchase Program

The Bank maintains the ESPP, in which all employees of the Bank (excluding the President & CEO) are eligible to participate. The ESPP encourages ownership of the Bank’s securities and aligns the interests of employees, including NEOs (but excluding the President & CEO), more closely with those of Shareholders. Pursuant to the ESPP, employees can purchase Common Shares on the open market with up to an aggregate amount of twenty percent (20%) of their base salary and are eligible for a fifty percent (50%) reimbursement for the cost of such Common Shares. All Common Shares purchased by employees under the ESPP are to be held for a minimum of one year from the date of purchase. Reimbursement amounts paid to employees under the ESPP are a taxable benefit.

Executive Share Award Program

The Bank’s employees at the vice president level and above (excluding the President & CEO) are eligible to participate in the ESAP. The objective of the ESAP is to encourage ownership of the Bank’s securities and to provide a long-term incentive that aligns the participant’s interests with those of Shareholders. At the end of each fiscal year, the President & CEO determines the number of Common Shares to be awarded to each participant as a long-term incentive. Such Share award will be determined by considering the results the Bank achieved relative to its long- term targets in the previous fiscal year and the results the participant obtained relative to his or her long-term incentive objectives. The participant will purchase a number of Shares equal to his or her Shares award on the open market and will be fully reimbursed for the cost of such Common Shares. All Common Shares purchased under the ESAP are to be held for a minimum of five years from the date of purchase, unless otherwise agreed in writing. Additionally, the Common Shares may be sold in the event of the participant’s death, retirement, resignation or termination. Reimbursement amounts paid to participants under the ESAP are a taxable benefit.

Stock Option Incentive Plan

The Corporation has a common share Stock Option Incentive Plan (“Stock Option Plan”), the purpose of which is to align the interests of the participants with the longer-term interests of the shareholders of the Bank. All NEOs are entitled to participate in the Stock Option Plan.

The Stock Option Plan provides a compensation opportunity that encourages share ownership. The Bank’s officers, employees and consultants are eligible to participate. As of February 22, 2024, there are 874,393 stock options outstanding pursuant to the Stock Option Plan.

Factors considered prior to granting additional stock options are an individual’s past and current performance, level of responsibility, internal equity, stock options previously granted, the cost of the stock options, stock options granted by Comparable Companies, and compensation survey information.

An aggregate of 1,500 stock options in the Bank were granted in Fiscal 2023.

Chief Executive Officer Share Purchase Program

The objective of the CEOSPP is to encourage ownership of the Bank’s securities, and to provide a long-term incentive that aligns the President & CEO’s interests with those of Shareholders. Under the CEO Compensation Policy and Procedures, performance measurements for the long-term incentive award are approved by the HR Committee at the beginning of each fiscal year and each performance measure is assigned a weighting to reflect its relative importance to the Bank’s long-term success. At the end of each fiscal year, the Board on the advice of the HR Committee will determine the number of Shares to be awarded to the President & CEO as a long-term incentive. Such award will be determined by considering the results the Bank achieved relative to the performance measurements in respect of such fiscal year. In making this determination, the Board has discretion to adjust the long-term incentive award payable to the President & CEO on the basis of subjective measures, including the implementation of the Bank’s philosophy with respect to risk, enterprise risk management and corporate reputation, and the Board may also take into account any extraordinary circumstances.

The performance measures and relative weighting in respect of Fiscal 2023 are as outlined in the following chart:

Long-Term Incentive Award Performance Measures

The extent to which each performance category target has been met multiplied by its weighting determines the number of points earned. The total number of points earned is divided by 100 and multiplied by 30,000 to determine the number of Shares awarded to the President & CEO (subject to any adjustments that the Board considers appropriate after considering applicable subjective measures). The President & CEO will purchase such number of Shares awarded to him under the CEOSPP on the open market and will be reimbursed for the full cost of such Shares. All Shares purchased under the CEOSPP are to be held for a minimum of five years from the date of purchase, unless otherwise agreed in writing. Additionally, such Shares may be sold in the event of death, retirement, resignation or termination (including termination as a result of a change of control). Reimbursement amounts paid to the President & CEO under the CEOSPP are a taxable benefit.

See “Statement of Executive Compensation – Summary Compensation Table” below for additional information concerning the long-term incentive awards paid to the NEOs in respect of each of the last three fiscal years of the Bank.

Other – Pension Supplement

Although the Bank does not have a formal pension plan, all employees of the Bank, including NEOs, are entitled to an annual cash payment in lieu of pension contributions. A pension supplement is considered a normal component of a competitive executive compensation arrangement. The pension supplement payment calculation for NEOs is based on a variety of factors, which may include age, life expectancy, current interest rates and inflation rates. The pension supplement amounts paid to each NEO in the previous fiscal year is described in the notes to the table found under “Statement of Executive Compensation – Summary Compensation Table” below.

Incentive Award Deferral and Compensation Recoupment Policy

All or a portion of any incentive-based compensation payable to the Bank’s executive officers may be deferred in accordance with the Compensation Recoupment Policy approved and adopted by the Board of Directors on December 1, 2023.

Changes to NEO Compensation

There were no significant changes to executive compensation in Fiscal 2023.

Purchase of Financial Instruments to Offset a Decrease in the Market Value of Equity Securities

The Bank’s NEOs and directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities of the Bank granted as compensation or held, directly or indirectly, by the NEO or director.

PERFORMANCE GRAPH

The following chart compares the cumulative Bank total shareholder return (“TSR”) on $100 invested in shares of Pacific & Western Bank (a predecessor by amalgamation to the Bank) on November 1, 2016, with the equivalent cumulative value invested in the TSX composite index for the same period.

Summary:
	31-Oct-18	31-Oct-19	31-Oct-20	31-Oct-21	31-Oct-22	31-Oct-23
VB(1)	$100.00	$93.19	$93.48	$209.65	$131.77	$146.10
S&P/TSX Composite Index	$100.00	$109.69	$103.68	$139.99	$129.27	$125.59

Note:

(1)	The TSR return in respect of the Bank contemplates an investment in shares of Pacific & Western Bank on November 1, 2016, and the exchange of such shares for Shares in connection with the Amalgamation.

During the period November 1, 2016, to October 31, 2023, the Bank’s trend in total executive compensation, defined as base salary and incentive awards paid, increased to reflect the success of initiatives such as the Point-of-Sale Financing program, the Insolvency Trustee Integrated Banking (“TIB”) Services initiative and the overall Bank’s financial results.

While the Bank believes TSR has an influence on total executive compensation, it does not expect a direct correlation will always exist between TSR and total executive compensation since other factors are considered when making executive compensation decisions. Those factors include changes to NEO responsibilities and corresponding increases in compensation, adjustments to compensation necessary to reflect changes in market conditions, and compensation paid to reward NEOs for results that may not be reflected immediately in TSR.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation earned by the Bank’s NEOs, for services to the Bank in Fiscal 2023.

Name and principal position(1)	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compensation ($)
					Annual incentive plans ($)	Long- term incentive plans ($)
David Taylor President & CEO (Avstar Inc.)(3)	2023 2022 2021	750,000 700,000 650,000	17,295(2) nil nil	nil nil nil	0(4) 756,067 670,000	509,255(5) 461,999 651,633	nil nil nil	397,266(6) 645,073 499,201	1,656,522 2,563,140 2,470,834
Shawn Clarke Chief Financial Officer	2023 2022 2021	366,000 350,000 315,000	nil nil nil	Nil 97,650 nil	0(4) 350,000 300,000	29,800(7) 20,000 29,831	nil nil nil	176,538(8) 317,033 275,026	572,338 1,134,683 919,857
Nick Kristo	2023	285,000	nil	nil	110,000(4)	29,807(7)	nil	142,449(9)	567,256
Chief Credit Officer	2022	271,500	nil	80,135	190,000	20,401	nil	251,716	813,753
	2021	258,500	nil	nil	170,000	30,142	nil	223,395	682,037
Michael Dixon Senior Vice President, Point-of-Sale Financing	2023 2022 2021	285,000 271,500 258,500	nil nil nil	nil 80,135 nil	135,000(4) 230,000 180,000	29,520(7) 20,000 29,791	Nil nil nil	145,713(9) 249,911 206,220	595,233 851,546 674,511
John Asma Treasurer & SVP, Deposit Services	2023 2022	285,000 250,000	nil nil	nil nil	100,000(4) 55,000	28,080(7) 24,100	nil nil	172,956(10) 32,049	586,036 361,149

Notes:

(1)	Name and Principal Position as at October 31, 2023.

(2)	This amount reflects a convertible preferred share issued to David Taylor in DRT Cyber Inc. Such share would convert to a 10% common share interest in DRT Cyber Inc. upon a change in control event.

(3)	Avstar Inc. is David Taylor’s personal holding company.

(4)	See section below entitled “Fiscal 2023 Incentive Awards Paid”.

(5)	This amount is the cost of Shares acquired pursuant to the terms of the CEOSPP. The Shares must be held for a period not less than five years, subject to certain exceptions.

(6)	Of this amount, $336,843 was the amount of pension supplement paid to David Taylor.

(7)	This amount was paid as a reimbursement for the cost of Shares acquired pursuant to the terms of the EASP. The Shares much be held for a period not less than five years, subject to certain exceptions.

(8)	Of this amount, $156,047 was the amount of pension supplement paid to Shawn Clarke.

(9)	Of this amount, $121,758 was the amount of pension supplement paid to Nick Kristo and Michael Dixon.

(10)	Of this amount, $151,940 was the amount of pension supplement paid to John Asma.

Fiscal 2023 Incentive Awards Paid

The following summarizes key rationale for the incentive award paid to each NEO for Fiscal 2023:

David Taylor, President & CEO

Short-Term Incentive Award

While David Taylor met or exceeded many key performance targets in Fiscal 2023 he did not receive a short-term incentive award for Fiscal 2023. The delay in obtaining the US Bank license was one factor in this decision. His incentive award will be reconsidered in Fiscal 2024 based on performance achieved including the approval of the bank’s ability to operate in USA.

Shawn Clarke, Chief Financial Officer

While Shawn Clarke met or exceeded many key performance targets in Fiscal 2023 he did not receive a short-term incentive award for Fiscal 2023. The delay in obtaining the US Bank license was one factor in this decision. His incentive award will be reconsidered in Fiscal 2024 based on performance achieved including the approval of the bank’s ability to operate in USA.

Michael Dixon, Senior Vice President, Point-of-Sale Financing

In his role as Senior Vice President, Point-of-Sale Financing Mr. Dixon is responsible for the strategic management, oversight and overall performance of the Bank’s Point-of-Sale Financing activities, including the Bank’s Receivable Purchase Program both in Canada and the US.

Over the course of Fiscal 2023, the Point-of-Sale Financing team successfully navigated through an increasingly competitive and economically stressed marketplace, including rising interest rates and inflation. Despite these challenges, the Point-of-Sale Financing team substantially exceeded all of its objections for asset growth, income, expenses and portfolio risk management.

Under Mr. Dixon’s leadership, Point-of-Sale Financing increased its receivable purchase volume by more than 30% over the previous year, which led to the group’s overall asset growth of 30%%, despite a large portfolio sale, all while maintaining nil delinquencies and losses throughout the year. As at October 31, 2023, Point-of-Sale Financing assets equated to more than 75% of the Bank’s total lending assets.

Through Fiscal 2023, Point-of-Sale Financing added new vendor partners, both in Canada and the US, and Mr. Dixon led the successful restructuring of several existing partner programs including minimum volume agreements, all of which provide the opportunity for continued material organic growth within the Point-of-Sale Financing group. In addition, Mr. Dixon has been tasked with further expanding the bank’s Point-of-Sale Financing products into the US, which will assist in obtaining the long-term objectives of the Bank.

Nick Kristo, Chief Credit Officer

In his role as Chief Credit Officer, Mr. Kristo is responsible for the credit risk management of the Bank’s lending portfolio. Over the course of fiscal 2023, Mr. Kristo played a key role with the Bank’s loan growth in an increasingly challenging economic environment through efficient management of loan provisions and increased risk monitoring and client relief programs.

Credit policy, risk monitoring and risk management frameworks continue to evolve to assist in the support of the growth of both the Commercial Banking and Point-of-Sale loan portfolios. VersaBank had achieved record loan levels during the fiscal period while maintaining a loan portfolio that benefited with limited delinquency and no credit losses.

Mr. Kristo continues to promote the credit risk culture to staff and ensures that the Bank operates within the tolerances established within VersaBank’s credit risk appetite.

John Asma, Treasurer & SVP, Deposit Services

In his current role as Chief Financial Officer, Mr. Asma leads the Finance & Accounting Department and maintains oversight of the Deposit Services and Treasury functions.

Under Mr. Asma’s leadership as Treasurer and SVP, Deposit Services, the Trustee Insolvency Banking (TIB) Program had another successful year and made a significant contribution with the TIB book growing by 8% in 2023. In addition, over $2.1 billion in broker deposits were raised during the year, efficiently and at competitive rates to fund the asset growth.

Mr. Asma steered the Bank’s relationships with its deposit broker and interbank counterparty network and was instrumental in establishing new relationships and deepening existing ones.

Mr. Asma continues to steer the Finance and Accounting Department towards excellence and his leadership will play a crucial role in driving financial strategy and ensuring operational efficiency across the organization. In addition, Mr. Asma will drive the branch integration and laying down of the deposit network in the US post the Bank’s acquisition of a US Bank.

TERMINATION AND CHANGE OF CONTROL BENEFITS

The following table sets out the estimated amount of potential payments to the NEOs if their termination or change of control clauses or retirement clauses were triggered on October 31, 2023. Further detail regarding the termination clauses in each NEO’s employment agreement is set out under “Termination and Change of Control Benefits – Employment Contracts” below.

Name	Entitlement ($)
	Termination	Change of control	Retirement
David Taylor(1)	$5,122,491	$5,122,491	$1,000,000
Shawn Clarke(2)	$1,244,580	nil	nil
Michael Dixon(2)	$1,131,074	nil	nil
Nick Kristo(2)	$1,200,623	nil	Nil
John Asma (2)	$34,409	nil	nil

Notes:

(1)	In the case of termination without cause or in the case of change of control, whereby the employment agreement will be deemed to be terminated, any outstanding unvested stock options shall also become exercisable at the date of termination. In addition, all stock options held by Mr. D. Taylor shall expire on the earlier of the expiry date and two years from such date of termination. Further, at the option of Mr. D. Taylor, any stock options are to be redeemed by the Bank at a price calculated as the difference between the stock option exercise price and the average price of the Shares for the four trading days prior to the date of termination and the termination date.

(2)	In the case of termination without cause.

Employment Contracts

At October 31, 2023, each of David Taylor, Shawn Clarke, Michael Dixon, Nick Kristo and John Asma had an Executive Employment Agreement with the Bank. The following tables outline the key terms of such agreements.

David Taylor
Position	President & CEO
Annual salary	$750,000
Annual short-term incentive awards	Discretionary
Annual long-term incentive awards	Entitled to participate in the CEOSPP.
Other benefits	Entitled to usual benefits provided to executives.
Retirement	Entitled to receive an annual pension supplement payment (the Bank does not have a pension plan). Entitled to receive a retirement allowance of $1,000,000.
Termination	If Mr. D. Taylor’s employment with the Bank is terminated without cause, he is to receive an amount equal to 24 months total compensation less any withholding taxes and other required deductions. Mr. D. Taylor is to immediately receive this amount if the Bank is sold, subject to a change of control, merged or liquidated, or if its normal operations are changed in such a manner so as to eliminate Mr. D. Taylor’s services or the President & CEO position. For the purpose of this termination clause ‘total compensation’ is to include annual salary and allowances and shall include incentive awards and pension supplement paid or approved to be paid in each case during the 24 months immediately preceding the termination date. In addition, all options to purchase shares of the Bank held by Mr. D. Taylor shall become exercisable on the date of termination and expire on the earlier of the original expiry date of the options or two years after the termination date. Alternatively, at Mr. D. Taylor’s discretion, these options are to be repurchased by the Bank at a price calculated as the difference between the option exercise price and the average price of the Shares for the four trading days prior to the termination date and the termination date.

Shawn Clarke
Position	Chief Financial Officer
Annual salary	$366,000
Annual short-term incentive awards	Discretionary
Annual long-term incentive awards	Entitled to participate in the ESPP and the ESAP.
Other benefits	Entitled to usual benefits provided to executives.
Retirement	Entitled to receive an annual pension supplement payment (the Bank does not have a pension plan).

Termination	If Mr. Clarke’s employment is terminated without cause, he is to receive an amount equal to one month’s total compensation for each completed year of service, with a minimum of 12 months and a maximum of 24 months total compensation, less any withholding taxes and other required deductions. For the purpose of this termination clause ‘total compensation’ is to include Mr. Clarke’s then current base salary, an amount equivalent to the most recent incentive award paid, benefits, vehicle benefit, pension supplement and all allowances paid.

Nick Kristo
Position	Chief Credit Officer
Annual salary	$285,000
Annual short-term incentive awards	Discretionary
Annual long-term incentive awards	Entitled to participate in the ESPP and the ESAP.
Other benefits	Entitled to usual benefits provided to executives.
Retirement	Entitled to receive an annual pension supplement payment (the Bank does not have a pension plan).
Termination

If Mr. Kristo’s employment is terminated without cause, he is to receive an amount equal to one month’s total compensation for each completed year of service, with a minimum of 12 months and a maximum of 24 months total compensation, less any withholding taxes and other required deductions. For the purpose of this termination clause ‘total compensation’ is to include Mr. Kristo’s then current base salary, an amount equivalent to the most recent incentive award paid, benefits, vehicle benefit, pension supplement and any and all allowances paid.

Michael Dixon
Position	Senior Vice President, Point-of-Sale Financing
Annual salary	$285,000
Annual short-term incentive awards	Discretionary
Annual long-term incentive awards	Entitled to participate in the ESPP and the ESAP.
Other benefits	Entitled to usual benefits provided to executives.
Retirement	Entitled to receive an annual pension supplement payment (the Bank does not have a pension plan).
Termination

If Mr. Dixon’s employment is terminated without cause, he is to receive an amount equal to one month’s total compensation for each completed year of service, with a minimum of 12 months and a maximum of 24 months total compensation, less any withholding taxes and other required deductions. For the purpose of this termination clause ‘total compensation’ is to include Mr. Dixon’s then current base salary, an amount equivalent to the most recent incentive award paid, benefits, vehicle benefit, pension supplement and any and all allowances paid.

John Asma
Position	Treasurer & SVP Deposit Services
Annual salary	$285,000
Annual short-term incentive awards	Discretionary
Annual long-term incentive awards	Entitled to participate in the ESPP and the ESAP.
Other benefits	Entitled to usual benefits provided to executives.
Retirement	Entitled to receive an annual pension supplement payment (the Bank does not have a pension plan).
Termination

If Mr. Asma’s employment is terminated without cause, he is to receive an amount equal to one month’s total compensation for each completed year of service (commencing June 27, 2022) to a maximum of 24 months total compensation, less any withholding taxes and other required deductions. For the purpose of this termination clause ‘total compensation’ is to include Mr. Asma’s then current base salary, an amount equivalent to the most recent incentive award paid, benefits, vehicle benefit, pension supplement and any and all allowances paid

PART V – STATEMENT OF DIRECTOR COMPENSATION

In Fiscal 2023, non-management directors were compensated for acting as directors of the Bank through a combination of methods including: base retainer; Chair and director Board retainers; Committee member and Committee Chair annual retainers; excess meeting fees; and a director share purchase program (the “DSPP”). The director compensation fees set out in the tables below reflect those in place as at October 31, 2023. Annual retainers were paid to directors, excluding the President & CEO, on the following basis for Fiscal 2023. Remuneration paid to the President & CEO of the Bank, Mr. D. Taylor, is included in the Summary Compensation Table above. Mr. D. Taylor is not compensated as a director of the Bank.

Base Retainer

Retainer ($)
Director (including Chair and Vice Chair of the Board)	15,900

Board Retainer

Retainer ($)
Chair of the Board	151,400
Vice Chair of the Board	39,850
Director	24,850

Committee Retainers

Retainer ($)
Audit Committee Chair	35,650
Risk Oversight Committee Chair	31,000
HR Committee Chair	31,000
Innovation and Technology Committee Chair	31,000

Audit Committee Member	23,850
Risk Oversight Committee Member	21,200
HR Committee Member	21,200
Innovation and Technology Committee Member	21,200

Excess Meeting Fees

The retainers outlined were based on the assumption of a fixed number of meetings occurring during the fiscal year. If the fixed number of meetings were exceeded during the year, directors, excluding the President & CEO, were paid meeting attendance fees as follows:

Per Meeting Fee ($)
Board > 10 Board meetings during the year	1,435
Audit Committee > 6 meetings during the year	1,985
Risk Oversight Committee > 6 meetings during the year	1,655(1)
HR Committee > 6 meetings during the year	1,655
Innovation and Technology Committee > 6 meetings during the year	1,655
Directors – Attendance at special meetings such as the Meeting and with the Office of the Superintendent of Financial Institutions (OSFI)	1,435

Note:

(1)	Meeting attendance fees are $995 per meeting for credit review only meetings.

In addition, for Fiscal 2023, the DSPP provided that directors of the Bank, other than the President & CEO, were eligible for reimbursement for the purchase of Shares and/or preferred shares of the Bank. Reimbursement under the DSPP is equal to 50% for Shares and preferred shares of the Bank purchased on the open market, up to a total annual maximum reimbursement amount of $10,950.00. All securities purchased under the DSPP are required to be held for a minimum of one year from the date of purchase.

The Bank pays the membership costs for each of its directors to belong to the Institute of Corporate Directors, and customary payments for mileage and travel time for attending meetings and expense reimbursements for out-of- pocket travel costs incurred in connection with attending meetings. Each director is also entitled to a reimbursement of up to $5,000 annually toward a relevant training and development program of their choice, in accordance with the Director Orientation and Professional Development Program (see “Corporate Governance – Orientation and Continuing Education” below).

The following table sets out the compensation provided to directors for Fiscal 2023:

Name	Fees earned ($)	Share-based awards ($)	All other compensation ($)	Total ($)
Hon. Thomas A. Hockin	168,735	nil	2,700(1)	171,435
Gabrielle Bochynek	65,040	nil	930(1) 10,950(2)	76,920
Robbert-Jan Brabander	99,360	nil	1,240(1) 10,950(2)	111,550
David A. Bratton	73,404	nil		73,404

Peter M. Irwin	94,195	nil	620(1) 10,950(2)	105,765
Richard H. L. Jankura	103,995	nil	620(1) 10,950(2) 6,000(3)	121,565
Arthur Linton	63,385	nil	1,395(1)	64,780
Susan T. McGovern	96,240	nil	620(1) 10,950(2)	107,810
Paul G. Oliver	79,819	nil	1,2401) 10,950(2)	92,009

Notes:

(1)	This is an amount representing travel time.

(2)	This is an amount reimbursed pursuant to the DSPP.

(3)	This is an amount that was paid to Mr. Jankura as a consulting fee for services provided as member of the Auditor Selection Committee of the Bank in F2023.

PART VI – SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

INCENTIVE PLAN AWARDS

Stock Option Incentive Plan

As a result of the Amalgamation, the Bank maintained two stock option plans, consisting of the stock option plan of Pacific & Western Bank and the stock option plan of PWC (collectively, the “Predecessor Stock Option Plans”). As of October 31, 2023, there were no remaining options outstanding under the Predecessor Stock Option Plans. On April 24, 2019, the Shareholders were not asked to re-approve the Predecessor Stock Option Plans at the annual meeting of Shareholders. Accordingly, the Bank is no longer able to grant any further options under either plan.

On April 21, 2021, the shareholders approved a new Omnibus Long-Term Incentive Plan (the “LTIP”) which allows for Shares to be issued up to a maximum of 10% of the then outstanding Shares. As of October 31, 2023, 874,393 shares had been issued under the LTIP.

The following table lists the number of Shares to be issued upon the exercise of outstanding stock options, the weighted-average exercise price of the outstanding stock options, and the number of Shares remaining for future issuance under equity compensation plans of the Bank as at October 31, 2023. No preferred shares of the Bank are issuable pursuant to any of the Bank’s equity compensation plans. Additional information on the Stock Option Plans can be found above under “Statement of Executive Compensation – Stock Option Incentive Plan”.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by Shareholders	874,393(1)	15.90	1,195,945(2)
Equity compensation plans not approved by Shareholders	n/a	n/a	n/a
Total	874,393	15.90	1,195,945

Notes:

(1)	This figure is as of October 31, 2023 and represents 3.36% of the issued and outstanding Shares as of such date.

(2)	The maximum number of options available for issuance under the Stock Option Plan is a rolling 10% of issued and outstanding Shares. As of October 31, 2023, options to acquire 2,596,442 Shares is the maximum number of options that could be outstanding under the Stock Option Plan.

The following table sets outs the burn rate percentage in respect of equity securities under the Stock Option Plans for the fiscal years ended 2023, 2022, and 2021.

	Stock Option Plans
	2023	2022	2021
Burn Rate(1)	0.006%	3%	0%

Note:

(1)	The number of awards granted each year, expressed as a percentage of the weighted average number of outstanding Shares at the end of the fiscal year.

The following tables set out for each NEO the stock options outstanding at October 31, 2023, and the value of compensation paid to each NEO under the Stock Option Plans in Fiscal 2023.

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)	Number of Shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
David Taylor(1)	0	0	n/a	$0	n/a	n/a	n/a
Shawn Clarke	31,500	15.90	December 31, 2026	$0	n/a	n/a	n/a
Michael Dixon	25,850	15.90	December 31, 2026	$0	n/a	n/a	n/a
Nick Kristo	25,850	15.90	December 31, 2026	$0	n/a	n/a	n/a
John Asma	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Notes:

(1)	Mr. Taylor exercised his 40,000 options on September 15, 2023 at $7.00 per share.

Name	Option-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
David Taylor	nil	n/a
Shawn Clarke	nil	n/a
Michael Dixon	nil	n/a
Nick Kristo	nil	n/a
John Asma	n/a	n/a

Name	Number of Options vested during Fiscal 2023	Expiry Date	Vesting date during Fiscal 2023	Exercise price at time of vesting ($)	Market price of Shares at time of vesting ($)
David Taylor	n/a	n/a	n/a	n/a	n/a
Shawn Clarke	10,500	December 31, 2026	January 1, 2023	$15.90	$10.44
Michael Dixon	8,616	December 31, 2026	January 1, 2023	$15.90	$10.44
Nick Kristo	8,616	December 31, 2026	January 1, 2023	$15.90	$10.44
John Asma	n/a	n/a	n/a	n/a	n/a

PART VII – INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

AGGREGATE INDEBTEDNESS OUTSTANDING

The table below shows the aggregate indebtedness to the Bank or its subsidiaries of all officers, directors, employees and former officers, directors and employees as at February 22, 2024.

AGGREGATE INDEBTEDNESS ($)(1)(2)
Purpose	To the Bank or its subsidiaries	To another entity
Share purchases	1,537,667(3)(4)	n/a
Other	6,182,608	n/a

Notes:

(1)	Routine indebtedness, as defined under Canadian securities laws, has not been reported.

(2)	Subject to restrictions under applicable laws, employees are eligible for loans at an interest rate of 50 basis points over cost of funds to assist them with home purchases and to assist with other credit requirements. Lending limits for employees are, like those for other customers, based on household income and risk profile.

(3)	To the knowledge of the Bank, the amount shown represents loans in connection with the purchase of securities of the Bank.

(4)	Of this amount, $500,000 was previously a loan extended for an “other” purpose, which was subsequently combined and is now included in the aggregate indebtedness total attributable to share purchases.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Name and principal Position(1)(2)	Involvement of the Bank	Largest amount outstanding during Fiscal 2023 ($)	Amount outstanding as at February 22, 2024 ($)	Financially assisted securities purchases during Fiscal 2023 (#)	Security for indebtedness	Amount forgiven during Fiscal 2023 ($)
Securities purchase programs
David Taylor President & CEO	Bank as Lender	1,500,000	1,500,000(3)	nil	n/a	nil
Jonathan Taylor Chief Human Resources Officer	Bank as Lender	37,666.67	37,666.67 (4)	nil	n/a	nil
Other programs
David Taylor (Avstar Inc.) President & CEO	Bank as Lender	3,600,000	3,600,000(5)	nil	n/a	nil

Notes:

(1)	Under applicable Canadian securities laws, “executive officer” means an individual who is: a chair, vice chair or president; a vice president in charge of a principal business unit, division or function; or, performing a policy-making function in respect of the Bank.

(2)	Routine indebtedness, as defined under Canadian securities laws, has not been reported in this table.

(3)	A loan of $1,300,000 is provided at the Bank’s 5 year rate plus 0.50% fixed at 2.62%, repayable on demand. The loan is evidenced by an unsecured promissory note. An additional loan in the amount of $200,000 was granted to Mr. Taylor on February 6, 2023 at the fixed rate of 3.81% for a term of 5 years and is evidenced by an unsecured promissory note. Mr. D. Taylor is currently a director and he is nominated for re-election to the Board at the Meeting.

(4)	This amount represents a loan originally funded in the amount of $160,000 in February 2007 for the purchase of shares. It was renewed in March 2022 for a 5 year term at a fixed rate of 2.62%

(5)	This amount represents loans to a related party; one at the Bank’s 5 year rate plus 0.50% fixed at 2.51% for a tern of 5 years, and the second at the rate of 4.94% for a term of 5 years. The loans are secured by a fixed charge collateral mortgage.

PART VIII – INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of the Bank, no informed person (as defined in NI 51-102) of the Bank, no proposed director or executive officer of the Bank, nor any associate or affiliate of any informed person or any proposed director or executive officer of the Bank, has any interest, direct or indirect, in: (i) any transaction since the commencement of the Bank’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Bank or any of its subsidiaries; or (ii) by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors.

PART IX – AUDIT COMMITTEE

Audit Committee Information & Disclosure is provided on pages 21 to 28 of the Bank’s Annual Information Form for Fiscal 2023, which is available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar.

PART X – CORPORATE GOVERNANCE

Board of Directors

A director is considered to be independent where the Board determines that the director has no direct or indirect material relationship to the Bank or its subsidiaries. “Material relationship” is defined in National Instrument 52-110 – Audit Committees as any relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Annually, the Board, in consultation with the HR Committee, reviews a director’s relationship with the Bank in order to determine whether the director is or continues to be independent.

Every member of the Board, with the exception of Mr. D. Taylor, is independent. Mr. D. Taylor is the President & CEO of the Bank, and, by virtue of his executive officer position, he has a material relationship to the Bank and is not independent.

The current Chair of the Board, The Honourable Mr. Hockin, is an independent director. The roles and responsibilities of the Chair are set out in the Mandate of the Chair of the Board (a copy of which can be found on the Bank’s website). The Chair is to exemplify the Board responsibility for the stewardship of the Bank. Among other duties, the Chair is to liaise with management of the Bank for the purpose of setting meetings of the Board and is to lead the meetings, and he is to ensure that the responsibilities of the Board and management, and the boundaries between them, are well understood and respected. The Chair is also to ensure the Board works as a cohesive team and is to provide the leadership to achieve this, and he is to encourage the active participation of all members. The Chair is to ensure that there are adequate resources available to support the work of the Board, and to ensure that procedures are adopted to ensure that the Board can conduct its work effectively and efficiently. Further, the Chair is to ensure that a process is in place by which the effectiveness of the Board, and the contribution of individual directors, is assessed, and to ensure that where functions are delegated to committees, the functions are carried out and results are reported to the Board.

During Fiscal 2023, the Bank continued its practice of concluding each quarterly Board meeting with the independent directors of the Bank and each meeting of the committees by holding an in-camera session without the non- independent director or any other member of management present. In addition, in order for independent directors of the Board and each committee to have a forum in which to address issues or concerns, the Board and each committee has discretion to conclude all Board meetings and each meeting of the committees with an in-camera session without management and non-independent directors present. During the year, the Board held seven such in-camera meeting sessions, including the four regularly scheduled quarterly meetings. Each committee is required to hold in-camera sessions at quarterly meetings, as stipulated in their respective mandate. During the year each committee held five such in-camera meeting sessions, with the exception of the Risk Oversight Committee and the Innovation and Technology Committee which held four in-camera meeting sessions.

Position Descriptions and Mandates

The Bank has Board approved Mandates for the Chair of the Board, Vice Chair of the Board and for the Chair of each Board committee and for each committee (copies of which can be found on the Bank’s website). The Board has also approved written job descriptions for various senior management roles, including the President & CEO. The job description of the President & CEO outlines his responsibilities, both generally and with respect to business planning and marketing, human resource policies and human resource management, enterprise risk management, legal and regulatory environment, and reporting to the Board. Also attached to the President & CEO’s job description is a detailed chart of authorities that outlines the approval process for various control and strategic requirements and proposals.

Level of Share Ownership Required

Within five years of the later of May 1, 2017, or the date of appointment, directors are expected to accumulate Shares and/or preferred shares equivalent to five times the Board retainer. The Chair is expected to accumulate Shares and/or preferred shares equivalent to three times his respective Board retainer within the same time frame. For purposes of determining compliance with this requirement, the director’s Shares are valued at the higher of cost or market value at October 31 annually.

Ethical Business Conduct

The Board has adopted a written Code of Conduct for the directors, officers, and employees of the Bank. The Code of Conduct is available with the Bank’s other publicly disclosed documents at www.sedarplus.ca and on the Bank’s website at www.versabank.com/codes-and-commitments. A copy may also be requested by contacting the Bank’s Corporate Secretary at the registered office of the Bank (Suite 2002, 140 Fullarton Street, London, Ontario N6A 5P2).

The Board has delegated compliance oversight to the Chief Compliance Officer. On a quarterly basis, the Board receives a Compliance Report from the Chief Compliance Officer. Any matters of non-compliance form part of the report. The Board also receives an annual confirmation from the Chief Human Resources Officer with respect to compliance with the Code of Conduct during the preceding year.

A primary element within the Code of Conduct is a section with respect to conflicts of interest. This section provides a definition of conflict of interest, including a cross-reference to the Bank’s Related Party Transactions Policy & Procedures. The conflict of interest section within the Code of Conduct provides details on the procedure to be followed if a conflict of interest situation arises, with the basic premise being the elevation of notice respecting the situation up to the Board. A list of conflict of interest matters is maintained by the legal department, and each director and officer of the Bank is required to annually attest that he or she is not a party to a material contract or proposed material contract, and is not a director or officer of any entity who is, and does not have a material interest in any person who is, a party to a material contract or proposed material contract with the Bank.

The Bank has also adopted anonymous employee reporting procedures which allows employees and officers of the Bank to anonymously and confidentially report, in writing, suspected unethical or improper conduct in violation of the Code of Conduct to the Chair of the HR Committee, as well as concerns regarding accounting or auditing matters to the Chair of the Audit Committee.

Nomination of Directors

Currently, the HR Committee, comprised entirely of independent directors, sets criteria for the selection of directors to ensure that the competencies, skills and personal qualities of the Board members allows the Board to discharge its duties and adds value to the Bank. In that regard, the HR Committee has developed a Directors Skill and Competencies Matrix (“Skills Matrix”). The Skills Matrix is reviewed and updated at least annually. The Skills Matrix below shows the principal areas of experience and expertise that each of the nominees brings to the Board.

	Bochynek	Brabander	Bratton	Hockin	Irwin	Jankura	Linton	McGovern	Oliver	Taylor
Audit/Accounting		√		√	√	√	√		√	√
CEO/Sr. Executive Experience	√	√	√	√	√	√	√	√	√	√
Credit Risk		√		√	√	√	√		√	√
Executive Compensation/Human Resources	√	√	√	√			√	√	√	√
Financial Knowledge	√	√	√	√	√	√	√	√	√	√
Financial Service Industry Experience		√	√	√	√	√	√	√	√	√
Governance/Board	√	√	√	√	√	√	√	√	√	√
Government Relations/Public Policy	√		√	√			√	√		√
Innovation & Technology		√	√		√	√	√	√	√	√
Legal/Regulatory	√	√		√	√	√	√	√	√	√
Marketing/Branding/Communications	√	√		√		√	√	√		√
Risk Management		√	√	√	√	√	√	√	√	√
Strategic Planning	√	√	√	√	√	√	√	√	√	√

From time to time it is both necessary and desirable for new director candidates to be identified and appointed to the Board. The HR Committee, with input from the President & CEO, evaluates the needs of the Board in accordance with the Skills Matrix and seeks out candidates with suitable backgrounds and strengths to fill those needs. The credentials of the identified candidate(s) are reviewed and discussed by the HR Committee, and are compared against the current needs of the Board. Any conflicts or impediments, as well as the time expected and required of directors, are addressed. The Chair of the HR Committee reports the HR Committee’s recommendation to the full Board. If thought advisable, the full Board approves the appointment of the identified candidate as a director, subject to a positive result on background checks as required by the Bank’s Assessment Policy for Responsible Persons.

Director Term Limits and Other Mechanisms of Board Renewal

While the Board recognizes the objective of term limits in encouraging director independence, preventing entrenchment and promoting diverse perspectives, the Board is of the view that the adoption of arbitrary term limits unreasonably discounts the value, skills and insights offered by retaining experienced board members. Accordingly, the Board believes the Bank and its shareholders are better served through the employment of a measured approach to Board renewal, including a focus on the board competencies required to support the achievement of the Business Plan and the use of a rigorous annual Board and director performance assessment process.

Diversity on the Board and in Senior Management Positions

Board

The Bank’s Board recognizes the value of having a diverse roster of directors for effective decision making, and views diversity at the board level as an important element in strong corporate governance. Although diversity has always been a factor considered in the nomination of directors, the Board adopted the Board and Senior Management Diversity Policy (the “Diversity Policy”) with the goal of increasing the number of women who serve as directors on the Board.

In accordance with the Diversity Policy, in reviewing Board composition the HR Committee is to consider all aspects of diversity, including skills, experience, gender, age, ethnicity and geographic background. The HR Committee also considers the balance of skills background, experience and knowledge on the Board and the diversity representation of the Board as part of the annual performance and effectiveness evaluations of the Board and committees.

The Diversity Policy has set a target that at least 25% of independent directors on the Bank’s Board be women. As at October 31, 2023, the Board had two female directors, representing 20% of independent directors (20% in Fiscal 2022). The Board recognizes a number of directors may retire in the next few years which will present an opportunity to further increase the number of women on the board and exceed the policy objective.

Senior Management

The Bank and its Board recognize and embrace the benefits of having a diverse senior management team for effective decision making, and view diversity at the senior management level as an important element in the effective management of the Bank’s activities. A diverse senior management team will include and make use of differences in skills, experience, gender, age, ethnicity and geographic background. In this regard, the Bank considers the representation of women in senior management when identifying potential candidates.

The Diversity Policy has set a target that at least 25% of the senior management team be women. As at October 31, 2023, 5 of 20 members of senior management (25%) were women (26% in Fiscal 2022). The Board, through recommendations by the HR Committee, annually reviews the Diversity Policy objectives and targets as set out in the Diversity Policy.

Compensation

As noted above, the Bank currently has an HR Committee comprised entirely of independent directors. As part of its Mandate, this Committee is to assess the level and nature of directors’ fees, as well as other compensation.

The HR Committee recently engaged MNP LLP to provide an independent report on the competitiveness of current Board compensation.

In addition, the HR Committee annually reviews the compensation of the President & CEO and recommends the compensation to be set for the President & CEO to the Board for approval. The Committee annually approves, at the beginning of the fiscal year, performance measurements for calculating the annual incentive award of the President

& CEO, and recommends to the Board any incentive award payable to the President & CEO. The HR Committee also recommends the executive incentive award pool to the Board for approval.

In addition, part of the HR Committee’s mandate is to review officer and management appointments to ensure that the Bank has enough experienced and skilled personnel to carry out its business activities in a prudent manner, and to assess the suitability and integrity of officers in accordance with the Bank’s Assessment Policy for Responsible Persons. The HR Committee reviews employee, including officers’, compensation ranges and benefit programs and aggregate employee incentive awards. Additional information on this subject can be found above, including in the sections titled “Executive Compensation Philosophy” and “Decision Making Process”. The HR Committee is also responsible for an annual review of a number of human resources related Board approved policies, including the Compensation Plan for all employees. The Compensation Plan addresses the base salary component of the total compensation package and other significant benefits and programs.

Other Board Committees

In addition to the Audit Committee and the HR Committee, the Bank also has a Risk Oversight Committee and an Innovation and Technology Committee.

The Risk Oversight Committee is currently comprised of three independent directors: Richard Jankura (Chair), Robbert-Jan Brabander, and Peter Irwin. The Risk Oversight Committee is responsible for oversight of the Bank’s Enterprise Risk Management Framework and Risk Appetite Framework, and reviewing policies developed and implemented for identifying, evaluating, measuring and managing the significant risks to which the Bank is exposed, and ensuring that those policies remain appropriate and prudent. It is responsible for recommending and reviewing, at least annually, all policies governing management of credit risk, market risk, structural risk, and liquidity and funding management risk, to ensure that they remain prudent and appropriate and are being adhered to.

The Innovation and Technology Committee is comprised of three independent directors: Robbert-Jan Brabander (Chair), Art Linton and Susan McGovern. The Innovation and Technology Committee is responsible for assisting the Board in operational risk management by monitoring the development and implementation of the Bank’s Operational Risk Management Framework to manage against operational risks to which the Bank is exposed. The Innovation and Technology Committee assists in ensuring that management has effective policies, processes and procedure to manage information technology risks.

Assessments

The Mandate of the HR Committee provides that the members of the Board are required to complete an annual confidential assessment whereby each director is asked to complete a Board and committee performance assessment survey. The Board utilizes the services of an independent consultant to conduct the board assessment process. The consultant utilizing an online survey tool, circulated the assessment materials and the assessments were returned directly to the consultant. The Board members were given the opportunity to have a telephone interview with the consultant to discuss any concerns. The consultant then compiled the information and prepared a report on the results of the assessments which was then discussed by the HR Committee and the full Board. The HR Committee follows up on recommendations that arise from the assessment process.

In addition, and in accordance with the Mandate of the Chair of the Board, the Chair of the Board conducts an annual assessment of the performance of the President & CEO of the Bank, and the results of that assessment are reviewed by the full Board.

Orientation and Continuing Education

The Director Orientation and Professional Development Program is designed to enhance the directors’ knowledge of, and ability to execute their responsibilities to, the Bank. All new directors are assigned an existing board member as a mentor and are provided with a package of information, including information respecting Board and committee composition, management information, and other relevant policies and procedures. New Audit Committee members receive additional information pertinent to his or her role on that committee.

In order to keep the directors up-to-date on operations and those matters that affect the business of the Bank, directors receive written material and presentations from management, and may receive presentations from outside experts, on various aspects of the Bank’s operations as well as on emerging issues. This process may be initiated at the request of the Board, a committee, an individual director, or management. In addition, each committee has the authority to engage independent counsel and other advisors as determined to be necessary to permit them to carry out their duties.

Directors are encouraged to enroll in a relevant professional development program, and the expenses incurred are reimbursed to a fixed maximum amount. Where applicable, directors are required to keep their professional accreditations current.

Mandate

A copy of the Mandate of the Board of Directors is attached hereto as Schedule B.

PART XI – ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

There were no shareholder proposals submitted for consideration at this Meeting. The final date for submitting shareholder proposals for inclusion in the Management Proxy Circular for next year’s annual shareholder meeting is November 30, 2024, and such submissions must comply with the requirements of the Bank Act (Canada) and the Bank’s by-laws.

ADDITIONAL INFORMATION

The Bank’s Consolidated Financial Statements and Management’s Discussion & Analysis for Fiscal 2023 contain additional financial information about the Bank. Information pertaining to the Bank’s Audit Committee can be found in the Bank’s Annual Information Form for Fiscal 2023. These documents and other additional information about the Bank are available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar. Copies of the information referred to above can be obtained free of charge upon request in writing to the Corporate Secretary at the registered office of the Bank (Suite 2002, 140 Fullarton Street, London, Ontario N6A 5P2).

The Bank’s auditor is Ernst & Young LLP, and Odyssey Trust Corporation is the Bank’s transfer agent.

DIRECTORS’ APPROVAL

This Management Proxy Circular has been approved by the Board.

By Order of the Board,

Brent T. Hodge

General Counsel and Corporate Secretary

February 22, 2024

London, Ontario

SCHEDULE A – LONG-TERM INCENTIVE PLAN

OMNIBUS LONG-TERM INCENTIVE PLAN

Section 8.4	Use of an Administrative Agent and Trustee.	18
Section 8.5	Tax Withholding.	18
Section 8.6	Reorganization of the Company.	19
Section 8.7	Governing Laws.	19
Section 8.8	Successors and Assigns.	19
Section 8.9	Severability.	19
Section 8.10	No Liability.	19
Section 8.11	Effective Date of the Plan.	19

OMNIBUS LONG-TERM INCENTIVE PLAN

VersaBank (the “Company”) hereby establishes an Omnibus Long-Term Incentive Plan for certain qualified directors, officers, employees and Consultants (as defined herein), providing ongoing services to the Company and/or its Subsidiaries (as defined herein) that can have a significant impact on the Company's long-term results.

ARTICLE 1—DEFINITIONS

Section 1.1	Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“active employment” means the period in which a Participant who is an employee of the Company or an Affiliate performs work for the Company or an Affiliate. For certainty, “active employment” shall be deemed to only include any period constituting the minimum notice of termination period that is required to be provided to an employee Participant pursuant to applicable employment standards legislation but shall exclude any other period that follows the later of the end of the statutory notice period or the employee Participant's last day of performing work for the Company or an Affiliate;

“Affiliates” has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;

“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant, and (ii) the spouse of that Participant and that Participant's children, as well as that Participant's relatives and that Participant's spouse's relatives, if they share that Participant's residence;

“Award Agreement” means, individually or collectively, an Option Agreement, RSU Agreement, PSU Agreement and/or DSU Agreement, as the context requires;

“Awards” means Options, RSUs, PSUs and/or DSUs granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means the period of time during which, pursuant to any policies or determinations of the Company or applicable law, securities of the Company may not be traded by Insiders or other specified persons;

“Board” means the board of directors of the Company as constituted from time to time; “Broker” has the meaning ascribed thereto in Section 3.7(1) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in London, Ontario, Canada for the transaction of banking business;

“Cancellation” has the meaning ascribed thereto in Section 2.4(1) hereof;

“Cash Equivalent” means:

(a)	in the case of Share Units, the amount of money equal to the Market Value multiplied by the number of vested Share Units in the Participant's Account, net of any applicable taxes in accordance with Section 8.5, on the Share Unit Settlement Date;

(b)	in the case of DSU Awards, the amount of money equal to the Market Value multiplied by the whole number of DSUs then recorded in the Participant's Account which the Non- Employee Director requests to redeem pursuant to the DSU Redemption Notice, net of any applicable taxes in accordance with Section 8.5, on the date the Company receives, or is deemed to receive, the DSU Redemption Notice;

“Change of Control” means unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any transaction (other than a transaction described in clause (b) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Company representing 50% or more of the aggregate voting power of all of the Company's then issued and outstanding securities entitled to vote in the election of directors of the Company, other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Company under any of the Company's equity incentive plans.

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction, or (ii) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)	(i) the sale, lease, exchange, license or other disposition of all or substantially all of the Company's assets to a person other than a person that was an Affiliate of the Company at the time of such sale, lease, exchange, license or other disposition, or (ii) a sale, lease, exchange, license or other disposition to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exchange, license or other disposition;

(d)	the passing of a resolution by the Board or shareholders of the Company to substantially liquidate the assets of the Company or wind up the Company's business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and the shareholdings remain substantially the same following the re-arrangement);

(e)	individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election)

of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(f)	any other matter determined by the Board to be a Change of Control.

“Code of Conduct” means any code of ethics adopted by the Company, as modified from time to time;

"Company” means VersaBank, a Schedule I bank governed by the Bank Act (Canada);

“Consultant” means a Person (including an individual whose services are contracted for through another Person) with whom the Company or a Subsidiary has a written contract for services for an initial, renewable or extended period of twelve months or more;

“disability” has the meaning attributed thereto in the Participant's Employment Agreement or written agreement with the Company or an Affiliate and if there is no such defined term or agreement, means the Participant's inability to substantially fulfil his or her duties on behalf of the Company as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period.

“Dividend Share Units” has the meaning ascribed thereto in Section 6.2 hereof;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant's Account in accordance with Article 4 hereof;

“DSU Agreement” means a written notice from the Company to a Participant evidencing the grant of DSUs and the terms and conditions thereof, substantially in the form set out in Schedule "A", or such other form as the Board may approve from time to time;

“DSU Redemption Deadline” has the meaning ascribed thereto in Section 4.3(1) hereof;

“DSU Redemption Notice” has the meaning ascribed thereto in Section 4.3(1) hereof; "Eligible Participants" has the meaning ascribed thereto in Section 2.3(1) hereof;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Company or a Subsidiary and such Participant;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant's intention to exercise or settle a particular Award, if applicable;

“Exercise Price” has the meaning ascribed thereto in Section 3.2 hereof; "Expiry Date" has the meaning ascribed thereto in Section 3.4 hereof;

“Insider” means a "reporting insider" of the Company as defined in National Instrument 55-104 — Insider Reporting Requirements and Exemptions and the TSX Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

"Market Value" means at any date when the market value of Shares of the Company is to be determined, the closing price of the Shares on the trading day prior to such date on the TSX, or, if the Shares are not listed on the TSX at the relevant time, such other stock exchange upon which the Shares are then listed, or if the Shares of the Company are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith based on the reasonable application of a reasonable valuation method not inconsistent with Canadian tax law;

“Non-Employee Directors” means members of the Board who, at the time of execution of an Award Agreement, if applicable, and at all times thereafter while they continue to serve as a member of the Board, are not officers or employees of the Company or a Subsidiary;

“Option” means an option granted by the Company to a Participant entitling such Participant to acquire one Share from treasury at the Exercise Price, but subject to the provisions hereof;

“Option Agreement” means a written notice from the Company to a Participant evidencing the grant of Options and the terms and conditions thereof, substantially in the form set out in Schedule “B”, or such other form as the Board may approve from time to time;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant's Account” means an account maintained to reflect each Participant's participation in RSUs, PSUs and/or DSUs under the Plan;

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant's personal performance, the financial performance of the Company and/or of its Subsidiaries and/or achievement of corporate goals and strategic initiatives, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” means the period determined by the Board pursuant to Section 5.3 hereof;

“Person” means, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator, or other legal representative, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Omnibus Long-Term Incentive Plan, as amended and restated from time to time, including, for greater certainty, any sub-plan adopted by the Board in accordance with Section 8.2 hereof;

“PSU” means a right awarded to a Participant to receive a payment in the form of Shares (or the Cash Equivalent) as provided in Article 4 hereof and subject to the terms and conditions of the Plan;

“PSU Agreement” means a written notice from the Company to a Participant evidencing the grant of PSUs and the terms and conditions thereof, substantially in the form set out in Schedule “C”, or such other form as the Board may approve from time to time;

“Regulatory Authorities” means the TSX and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation;

“RSU” means a restricted share unit awarded to a Participant to receive a payment in the form of Shares (or the Cash Equivalent) as provided in Article 5 hereof and subject to the terms and conditions of the Plan;

“RSU Agreement” means a written notice from the Company to a Participant evidencing the grant of RSUs and the terms and conditions thereof, substantially in the form set out in Schedule “C”, or such other form as the Board may approve from time to time;

“Share Compensation Arrangement” means a stock option, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more Eligible Participants of the Company or a Subsidiary, including this Plan. For greater certainty, a “Share Compensation Arrangement” does not include a security-based compensation arrangement used as an inducement to person(s) or company(ies) not previously employed by and not previously an Insider of the Company;

“Shares” means the common shares in the capital of the Company;

“Share Unit” means a RSU and/or PSU, as the context requires;

“Share Unit Settlement Notice” means a notice by a Participant to the Company electing the desired form of settlement of vested RSUs or PSUs;

“Share Unit Vesting Determination Date” has the meaning described thereto in Section 5.4 hereof;

“Subsidiary” means a company, partnership or other body corporate that is controlled, directly or indirectly, by the Company;

“Surrender” has the meaning ascribed thereto in Section 3.7(3); “Surrender Notice” has the meaning ascribed thereto in Section 3.7(3);

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination Date” means (i) with respect to a Participant who is an employee or officer of the Company or a Subsidiary, such Participant's last day of active employment, (ii) with respect to a Participant who is a Consultant, the date such Consultant ceases to provide services to the Company or a Subsidiary, and (iii) with respect to a Participant who is a Non-Employee Director, the date such Person ceases to be a director of the Company or Subsidiary, effective on the last day of the Participant's actual and active Board membership whether such day is selected by agreement with the individual, unilaterally by the Corporation and whether with or without advance notice to the Participant, provided that if a Non-Executive Director becomes an employee of the Company or any of its Subsidiaries, such Participant's Termination Date will be such Participant's last day of active employment, and “Terminate” and “Terminated” have corresponding meanings.

“Trading Day” means any day on which the TSX is opened for trading;

“transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, lien, charge, pledge, encumbrance, grant of security interest or any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing and “transferred”, “transferring” and similar variations have corresponding meanings.

“TSX” means the Toronto Stock Exchange; and

ARTICLE 2—PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1	Purpose of the Plan.

The purpose of the Plan is to advance the interests of the Company by: (i) providing Eligible Participants with additional incentives; (ii) encouraging share ownership by such Eligible Participants; (iii) increasing the proprietary interest of Eligible Participants in the success of the Company; (iv) promoting growth and profitability of the Company; (v) encouraging Eligible Participants to take into account long- term corporate performance; (vi) rewarding Eligible Participants for sustained contributions to the Company and/or significant performance achievements of the Company; and (vii) enhancing the Company's ability to attract, retain and motivate Eligible Participants.

Section 2.2	Implementation and Administration of the Plan.

(1)	The Plan shall be administered and interpreted by the Board or, if the Board by resolution so decides, by a committee of the Board and/or any member of the Board. In such circumstances, all references to the term “Board" in this Plan will be deemed to be references to the such committee and/or member of the Board, except as may otherwise be determined by the Board.

(2)	Subject to the terms and conditions set forth in the Plan, the Board shall have the sole and absolute discretion to: (i) designate Participants; (ii) determine the type, size, and terms, and conditions of Awards to be granted; (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, or suspended; (iv) determine the circumstances under which the delivery of cash with respect to an Award may be deferred either automatically or at the Participant's or the Board's election; (v) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan and any Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Board shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (viii) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan or to comply with any applicable law.

(3)	No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan, any Award Agreement or other document or any Awards granted pursuant to the Plan.

(4)	The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Board determines.

(5)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing any Award granted pursuant to the Plan shall be within the sole discretion of the Board, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

Section 2.3	Eligible Participants.

(1)	The Persons who shall be eligible to receive Options, RSUs and PSUs shall be the officers, employees or Consultants of or to the Company or a Subsidiary, providing ongoing services to the Company and/or its Subsidiaries, and the Persons who shall be eligible to receive DSUs shall be the Non-Employee Directors (collectively, “Eligible Participants”).

(2)	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant's relationship, employment or appointment with the Company or a Subsidiary.

(3)	Notwithstanding any express or implied term of the Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment or appointment by the Company or a Subsidiary.

Section 2.4	Shares Subject to the Plan.

(1)	Subject to Section 2.4(2) and to adjustment pursuant to provisions of Article 7 hereof, the total number of Shares reserved and available for grant and issuance pursuant to Awards under the Plan or pursuant to awards under any other established Share Compensation Arrangement, shall not exceed ten percent (10%) of the total issued and outstanding Shares from time to time, or such other number as may be approved by the TSX and the shareholders of the Company from time to time. For the purposes of this Section 2.4(1), in the event that the Company cancels or purchases to cancel any of its issued and outstanding Shares (“Cancellation”) and as a result of such Cancellation, the Company exceeds the limit set out in this Section 2.4(1), no approval of the Company's shareholders will be required for the issuance of Shares on the exercise of any Options which were granted prior to such Cancellation. The Plan is considered an “evergreen” plan, since the Shares covered by Awards which have been exercised shall be available for subsequent grants under the Plan and the number of Awards available to grant increases as the number of issued and outstanding Shares increases from time to time.

(2)	For greater certainty, any issuance from treasury by the Company that is or was issued in reliance upon an exemption under applicable stock exchange rules applicable to security based compensation arrangements used as an inducement to Persons not previously employed by and not previously an Insider of the Company shall not be included in determining the maximum Shares reserved and available for grant and issuance under Section 2.4(1).

(3)	Shares in respect of which an Award is exercised, granted under the Plan (or any other Share Compensation Arrangement) but not exercised prior to the termination of such Award, not vested or settled prior to the termination of such Award due to the expiration, termination, cancellation or lapse of such Award, or settled in cash in lieu of settlement in Shares, shall, in each case, be available for Awards to be granted thereafter pursuant to the provisions of the Plan. All Shares issued from treasury pursuant to the exercise or the vesting of the Awards granted under the Plan shall, when the applicable Exercise Price, if any, is received by the Company in connection therewith, be so issued as fully paid and non-assessable Shares.

Section 2.5	Participation Limits.

Subject to adjustment pursuant to provisions of Article 7 hereof, the aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period, and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed ten percent (10%) of the total issued and outstanding Shares from time to time determined on a non-diluted basis. Any Awards granted pursuant to the Plan to a Participant prior to the Participant becoming an Insider, shall be excluded for the purposes of the limits set out in this Section 2.5.

ARTICLE 3—OPTIONS

Section 3.1	Nature of Options.

Each Option is an option granted by the Company to a Participant entitling such Participant to acquire one Share from treasury at the Exercise Price, subject to the provisions hereof.

Section 3.2	Option Awards.

(1)	The Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) determine the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted,

(iii) determine the price per Share to be payable upon the exercise of each such Option (the “Exercise Price”), (iv) determine the relevant vesting provisions (including Performance Criteria, if applicable) and (v) determine the Expiry Date, the whole subject to the terms and conditions prescribed in the Plan, in any Option Agreement and any applicable rules of the TSX and any other stock exchange on which the Shares are listed or posted for trading.

(2)	All Options granted herein shall vest in accordance with the terms of the resolutions of the Board approving such Options and the terms of the Option Agreement entered into in respect of such Options.

Section 3.3	Exercise Price.

The Exercise Price for any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of the Shares underlying the Option at the time of the grant.

Section 3.4	Expiry Date; Blackout Period.

Subject to Section 7.2, each Option must be exercised no later than ten (10) years after the date the Option is granted or such shorter period as set out in the Participant's Option Agreement, at which time such Option will expire (the “Expiry Date”). Notwithstanding any other provision of the Plan, each Option that would expire during or within ten (10) Business Days immediately following a Black-Out Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Black-Out Period. Where an Option will expire on a date that falls immediately after a Black-Out Period, and for greater certainty, not later than ten (10) Business Days after the Black-Out Period, then the date such Option will expire will be automatically extended by such number of days equal to ten (10) Business Days less the number of Business Days after the Black-Out Period that the Option expires.

Section 3.5	Option Agreement.

Each Option must be confirmed by an Option Agreement. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

Section 3.6	Exercise of Options.

(1)	Subject to the provisions of the Plan, a Participant shall be entitled to exercise an Option granted to such Participant, subject to vesting limitations which may be imposed by the Board at the time such Option is granted and set out in the Option Agreement.

(2)	Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board may determine in its sole discretion.

(3)	No fractional Shares will be issued upon the exercise of Options granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment pursuant to Section 7.1, such Participant will only have the right to acquire the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 3.7	Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.6 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering an exercise notice substantially in the form appended to the Option Agreement (an “Exercise Notice”) to the Company in the form and manner determined by the Board from time to time, together with a bank draft, certified cheque, wire transfer or other form of payment acceptable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and any applicable tax withholdings.

(2)	Pursuant to the Exercise Notice, and subject to the approval of the Board, a Participant may choose to undertake a “cashless exercise” with the assistance of a broker (the “Broker”) in order to facilitate the exercise of such Participant's Options. The “cashless exercise” procedure may include a sale of such number of Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by that Participant under an Exercise Notice and any applicable tax withholdings. Pursuant to the Exercise Notice, the Participant may authorize the Broker to sell Shares on the open market by means of a short sale and forward the proceeds of such short sale to the Company to satisfy the Exercise Price and any applicable tax withholdings, promptly following which the Company shall issue the Shares underlying the number of Options as provided for in the Exercise Notice.

(3)	In addition, in lieu of exercising any vested Option in the manner described in this Section 3.7(1) or Section 3.7(2), and pursuant to the terms of this Section 3.7(3) but subject to Section 3.6(3), a Participant may, by surrendering an Option (“Surrender”) with a properly endorsed notice of Surrender to the Corporate Secretary of the Company, substantially in the form appended to the Option Agreement (a “Surrender Notice”), elect to receive that number of Shares calculated using the following formula, subject to acceptance of such Surrender Notice by the Board and provided that arrangements satisfactory to the Company have been made to pay any applicable withholding taxes:

X = (Y * (A-B)) / A

Where:

X = the number of Shares to be issued to the Participant upon exercising such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued;

Y = the number of Shares underlying the Options to be Surrendered;

A = the Market Value of the Shares as at the date of the Surrender; and

B = the Exercise Price of such Options.

(4)	No share certificates shall be issued and no person shall be registered in the share register of the Company as the holder of Shares until actual receipt by the Company of an Exercise Notice and payment for the Shares to be purchased.

(5)	Upon the exercise of an Option pursuant to Section 3.7(1) or Section 3.7(3), the Company shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to deliver to the Participant (or as the Participant may otherwise direct) such number of Shares as the Participant shall have then paid for and as are specified in such Exercise Notice.

Section 3.8	Termination of Employment.

(1)	Subject to a written Employment Agreement of a Participant or Option Agreement and as otherwise determined by the Board, each Option shall be subject to the following conditions:

(a)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for “cause”, all unexercised vested or unvested Options granted to such Participant shall terminate on the Termination Date as specified in the notice of termination. For the purposes of the Plan, the determination by the Company that the Participant was discharged for cause shall be binding on the Participant. Subject to the terms of the Employment Agreement, “cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Code of Conduct and any reason determined by the Company to be cause for termination; provided that, in respect of a termination for cause, in the event that an Ontario employee Participant's conduct or actions giving rise to cause does not constitute wilful misconduct, disobedience or wilful neglect of duty, in each case, that is not trivial and has not been condoned by the Company or an applicable Affiliate, the Ontario employee Participant shall be entitled to such minimum statutory entitlements in respect of the incentive compensation or any other applicable rights pursuant to this Plan to the end of the statutory notice period as may be required by applicable employment standards legislation.

(b)	Resignation, Retirement and Termination other than for Cause. In the case of a Participant ceasing to be an Eligible Participant due to such Participant's resignation, retirement or termination other than for “cause”, as applicable, subject to any later expiration dates determined by the Board, all Options shall expire on the earlier of ninety (90) days after the effective date of such Termination Date or the expiry date of such Option, to the extent such Option was vested and exercisable by the Participant on the effective date of such Termination Date, and all unexercised unvested Options granted to such Participant shall terminate on the effective date of such resignation, retirement or termination.

(c)	Death or Disability. In the case of a Participant ceasing to be an Eligible Participant due to death or disability, as applicable, subject to any later expiration dates determined by the Board, all Options shall expire on the earlier of twelve (12) months after the effective date of such death or disability, or the expiry date of such Option, to the extent such Option was vested and exercisable by the Participant on the effective date of such death or disability, and all unexercised unvested Options granted to such Participant shall terminate on the effective date of such death or disability.

(2)	For the avoidance of doubt, subject to applicable employment standards legislation, a Participant shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any awards or compensation which would have vested or been granted after the Termination Date including but not limited to damages in lieu of notice at common law.

ARTICLE 4—DEFERRED SHARE UNITS

Section 4.1	Nature of DSUs.

A DSU is a unit granted to Non-Employee Directors representing the right to receive a Share or the Cash Equivalent, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing service as a Non-Employee Director (or other service relationship), vesting terms and/or achievement of pre-established Performance Criteria.

Section 4.2	DSU Awards.

(1)	Subject to the Company's director compensation policy determined by the Board from time to time, each Non-Employee Director may elect to receive all or a portion his or her annual retainer fee in the form of a grant of DSUs in each fiscal year. The number of DSUs shall be calculated as the amount of the Non-Employee Director's annual retainer fee elected to be paid by way of DSUs divided by the Market Value. At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

(2)	Each DSU must be confirmed by a DSU Agreement that sets forth the terms, conditions and limitations for each DSU and may include, without limitation, the vesting and terms of the DSUs and the provisions applicable on a Termination Date, and shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting DSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

(3)	Any DSUs that are awarded to a Non-Employee Director who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or to meet requirements of paragraph 6801(d) of the Income Tax Regulations adopted under the Tax Act (or any successor to such provisions).

(4)	Subject to vesting and other conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine whether each DSU awarded to a Non-Employee Director shall entitle the Non-Employee Director: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on redemption; or (iv) to entitle the Non-Employee Director to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

Section 4.3	Redemption of DSUs.

(1)	Each Non-Employee Director shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on the date that is not later than the 90*^ day following the Termination Date, or such shorter redemption period set out in the relevant DSU Agreement (the “DSU Redemption Deadline”), by providing a written notice of settlement to the Company setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement, if applicable (the “DSU Redemption Notice”). In the event of the death of a Non-Employee Director, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Non-Employee Director.

(2)	If a DSU Redemption Notice is not received by the Company on or before the DSU Redemption Deadline, the Non-Employee Director shall be deemed to have delivered a DSU Redemption Notice on the DSU Redemption Deadline and, if not otherwise set out in the DSU Agreement, the Board shall determine the number of DSUs to be settled by way of Shares, the Cash Equivalent or a combination of Shares and the Cash Equivalent and delivered to the Non-Employee Director, administrator or liquidator of the estate of the Non-Employee Director, as applicable.

(3)	Subject to Section 8.5 and the DSU Agreement, settlement of DSUs shall take place promptly following the Company's receipt or deemed receipt of the DSU Redemption Notice through:

(a)	in the case of settlement DSUs for their Cash Equivalent, delivery of bank draft, certified cheque, wire transfer or other acceptable form of payment to the Non-Employee Director representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares, delivery of a Share to the Non-Employee Director; or

(c)	in the case of settlement of DSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

ARTICLE 5—SHARE UNITS

Section 5.1	Nature of Share Units.

A Share Unit is an Award entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 5.2	Share Unit Awards.

(1)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs and/or PSUs under the Plan, (ii) fix the number of RSUs and/or PSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs and/or PSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs and/or PSUs, the whole subject to the terms and conditions prescribed in the Plan and in any RSU Agreement or PSU Agreement, as applicable.

(2)	Each RSU must be confirmed by an RSU Agreement that sets forth the terms, conditions and limitations for each RSU and may include, without limitation, the vesting and terms of the RSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the RSUs will comply with any provisions respecting RSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

(3)	Each PSU must be confirmed by a PSU Agreement that sets forth the terms, conditions and limitations for each PSU and may include, without limitation, the applicable Performance Period and Performance Criteria, vesting and terms of the PSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the PSUs will comply with any provisions respecting PSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Regulatory Authority.

(4)	Any RSUs or PSUs that are awarded to an Eligible Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or in such other manner to ensure that such award is not a “salary deferral arrangement” as defined in the Tax Act (or any successor to such provisions).

(5)	Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement and/or PSU Agreement, the Board shall determine whether each RSU and/or PSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on settlement; or (iv) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

(6)	The applicable settlement period in respect of a particular Share Unit shall be determined by the Board. Except as otherwise provided in the Award Agreement or any other provision of the Plan, all vested RSUs and PSUs shall be settled as soon as practicable following the Share Unit Vesting Determination Date (as defined in Section 5.4) but in all cases prior to (i) three (3) years following the date of grant of Share Unit, if such Share Unit are settled by payment of Cash Equivalent or through purchases by the Company on the Participant's behalf on the open market, or (ii) ten (10) years following the date of grant of Share Unit, if such Share Unit are settled by issuance of Shares from treasury. Following the receipt of such settlement, the PSUs and RSUs so settled shall be of no value whatsoever and shall be removed from the Participant's Account.

Section 5.3	Performance Criteria and Performance Period Applicable to PSU Awards.

(1)	For each award of PSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the PSUs held by such Participant (the “Performance Period”).

(2)	For each award of PSUs, the Board shall establish any Performance Criteria and other vesting conditions for a Participant to be entitled to receive Shares in exchange for his or her PSUs.

Section 5.4	Share Unit Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU and/or PSU have been met (the “Share Unit Vesting Determination Date”), and as a result, establishes the number of RSUs and/or PSUs that become vested, if any.

ARTICLE 6—GENERAL CONDITIONS

Section 6.1	General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Employment - The granting of an Award to a Participant shall not impose upon the Company or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Company to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(2)	No Rights as a Shareholder - Neither the Participant nor such Participant's personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant's Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person's name on the share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person's name on the share register for the Shares.

(3)	Conformity to Plan — In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(4)	Non-Transferability — Except as set forth herein, Awards are not transferable. Awards may be exercised only by:

(a)	the Participant to whom the Awards were granted;

(b)	with the Board's prior written approval and subject to such conditions as the Board may stipulate, such Participant's family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant;

(c)	upon the Participant's death, by the legal representative of the Participant's estate; or

(d)	upon the Participant's incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Company of entitlement to exercise any Award. A person exercising an Award may subscribe for Shares only in the person's own name or in the person's capacity as a legal representative.

(5)	No Guarantee — For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any Awards in the future nor shall it entitle the Participant to receive future grants. No amount will be paid to or in respect of a Participant under the Plan or pursuant to any other arrangement, and no Awards will be granted to such Participant to compensate for any downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon or in respect of the Participant for such purpose.

(6)	Acceptance of Terms — Participation in the Plan by any Participant shall be construed as acceptance of the terms and conditions of the Plan by the Participant and as to the Participant's agreement to be bound thereby.

Section 6.2	Dividend Share Units.

When dividends (other than stock dividends) are paid on Shares, Participants shall receive additional DSUs, RSUs and/or PSUs, as applicable (“Dividend Share Units”) as of the dividend payment date. The number of Dividend Share Units to be granted to the Participant shall be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the Participant on the relevant record date by the amount of the dividend paid by the Company on each Share, and dividing the result by the Market Value on the dividend payment date, which Dividend Share Units shall be in the form of DSUs, RSUs and/or PSUs, as applicable. Dividend Share Units granted to a Participant in accordance with this Section 6.2 shall be subject to the same vesting conditions and settlement terms as applicable to the related DSUs, RSUs and/or PSUs in accordance with the respective Award Agreement.

Section 6.3	Unfunded Plan.

Unless otherwise determined by the Board, the Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

ARTICLE 7—ADJUSTMENTS AND AMENDMENTS

Section 7.1	Adjustment to Shares Subject to Outstanding Awards.

(1)	In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company's assets to shareholders, or any other change in the Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion, subject to regulatory approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards), with respect to (i) the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number or kind of Shares or other securities subject to unexercised Awards previously granted and the exercise price of those Awards provided, however, that no substitution or adjustment will obligate the Company to issue or sell fractional Shares. The existence of any Awards does not affect in any way the right or power of the Company or an Affiliate or any of their respective shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Company or such Affiliate, whether or not any such action would have an adverse effect on the Plan or any Award granted hereunder.

Section 7.2	Amendment or Discontinuance of the Plan.

(1)	The Board may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Award granted under the Plan and any agreement relating thereto, provided that such suspension, termination, amendment, or revision shall:

(a)	not materially adversely alter or impair any Award previously granted except as permitted by the terms of the Plan or upon the consent of the applicable Participant(s); and

(b)	be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Company and of the TSX or any other stock exchange upon which the Company has applied to list its Shares.

(2)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Award or any rights awarded or granted under the Plan remain outstanding and, notwithstanding the termination of the Plan, the Board will have the ability to make such amendments to the Plan or the Awards as they would have been entitled to make if the Plan were still in effect.

(3)	Subject to Section 7.2(4), the Board may from time to time, in its discretion and without the approval of shareholders, make changes to the Plan or any Award that do not require the approval of shareholders under Section 7.2(1) which may include but are not limited to:

(a)	a change to the vesting provisions of this Plan and any Award granted under the Plan;

(b)	a change to the provisions governing the effect of termination of a Participant's employment, contract or office;

(c)	a change to accelerate the date on which any Award may be exercised under the Plan;

(d)	an amendment of the Plan or an Award as necessary to comply with applicable law or the requirements of any exchange upon which the securities of the Company are then listed or any other Regulatory Authority, the Plan, the Participants or the shareholders of the Company;

(e)	any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan or any agreement, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan or any agreement, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

(f)	any amendment regarding the administration of the Plan; or

(g)	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the applicable rules of the TSX or any other stock exchange upon which the Company has applied to list its Shares.

(4)	Notwithstanding the foregoing or any other provision of the Plan, shareholder approval is required for the following amendments to the Plan:

(a)	any increase in the maximum number of Shares that may be issuable from treasury pursuant to Awards granted under the Plan, other than an adjustment pursuant to Section 7.1;

(b)	any reduction in the exercise price of an Award including cancellation and reissuance of an Award, except in the case of an adjustment pursuant to Section 7.1;

(c)	any extension of the Expiration Date of an Award, except in case of an extension due to a Black-Out Period;

(d)	any amendment to remove or to exceed the insider participation limit set out in Section 2.5;

(e)	any amendment to the definition of Eligible Participant that would permit the issuance of Options, RSUs or PSUs to Non-Employee Directors;

(f)	any amendment to Section 6.1(4); and

(g)	any amendment to Section 7.2(3) or Section 7.2(4) of the Plan.

Section 7.3	Change of Control.

(1)	Despite any other provision of the Plan, but subject to Section 7.2(3), in the event of a Change of Control, all unvested Awards then outstanding will, as applicable, be substituted by or replaced with awards of the surviving corporation (or any Affiliate thereof) or the potential successor (or any Affiliate thereto) (the “continuing entity") on the same terms and conditions as the original Awards, subject to appropriate adjustments that do not diminish the value of the original Awards.

(2)	If, upon a Change of Control, the continuing entity fails to comply with Section 7.3(1), the vesting of all then outstanding Awards (and, if applicable, the time during which such Awards may be exercised) will be accelerated in full.

(3)	No fractional Shares or other security will be issued upon the exercise of any Award and accordingly, if as a result of a Change of Control, a Participant would become entitled to a fractional Share or other security, such participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(4)	Despite anything else to the contrary in the Plan, in the event of a potential Change of Control, the Board will have the power, in its sole discretion, to modify the terms of the Plan and/or the Awards to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control, the Board has the power, in its sole discretion, to accelerate the vesting of Awards and to permit Participants to conditionally exercise their Awards, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 7.3(4) is not completed within the time specified (as the same may be extended), then despite this Section 7.3(4) or the definition of "Change of Control”, (i) any conditional exercise of vested Awards will be deemed to be null, void and of no effect, and such conditionally exercised Awards will for all purposes be deemed not to have been exercised, and (ii) Awards which vested pursuant to this Section 7.3(4) will be returned by the

Participant to the Company and reinstated as authorized but unissued Shares and the original terms applicable to such Awards will be reinstated.

(5)	If the Board has, pursuant to the provisions of Section 7.3(4) permitted the conditional exercise of Awards in connection with a potential Change of Control, then the Board will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control and on such terms as it sees fit, any Awards not exercised (including all vested and unvested Awards).

ARTICLE 8—MISCELLANEOUS

Section 8.1	Currency.

Unless otherwise specifically provided, all references to dollars in the Plan are references to Canadian dollars.

Section 8.2	Sub-Plans.

The Board may, from time to time, establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to this Plan containing (a) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable, or (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplements to Participants in any jurisdiction which is not subject to such supplement.

Section 8.3	Compliance and Award Restrictions.

(1)	The Company's obligation to issue and deliver Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Shares or obtaining approval of such Regulatory Authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Shares to listing on any stock exchange on which such Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Company shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which such Shares are then listed.

(2)	The Participant agrees to fully cooperate with the Company in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Company with such laws, rule and requirements, including all tax withholding and remittance obligations.

(3)	No Awards will be granted where such grant is restricted pursuant to the terms of any trading policies or other restrictions imposed by the Company.

(4)	The Company is not obliged by any provision of the Plan or the grant of any Award under the Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Company or a Participant of any laws, rules and regulations or any condition of such approvals.

(5)	If Shares cannot be issued to a Participant upon the exercise or settlement of an Award due to legal or regulatory restrictions, the obligation of the Company to issue such Shares will terminate and, if applicable, any funds paid to the Company in connection with the exercise of any Options will be returned to the applicable Participant as soon as practicable.

(6)	At the time a Participant ceased to hold Awards which are or may become exercisable, the Participant ceases to be a Participant.

(7)	Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant or any other Person, subject to any required regulatory, shareholder or other approval.

Section 8.4	Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Company and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 8.5	Tax Withholding.

(1)	Notwithstanding any other provision of the Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Company, the Company's transfer agent and registrar or any trustee appointed by the Company pursuant to Section 8.4 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Company, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules. Notwithstanding any other provision of the Plan, the Company shall not be required to issue any Shares or make payments under this Plan until arrangements satisfactory to the Company have been made for payment of all applicable withholdings obligations.

(2)	The sale of Shares by the Company, or by a Broker, under Section 8.5(1) or under any other provision of the Plan will be made on the TSX (or any other stock exchange on which the Shares are listed or posted for trading). The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Shares on his behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the withholding obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Company or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Company nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise.

(3)	The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale. The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or exercise of an Award and/or transactions in the Shares. Neither the Company, nor any of its directors, officers, employees, shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under the Plan, with respect to any fluctuations in the market price of Shares or in any other manner related to the Plan.

(4)	Notwithstanding the first paragraph of this Section 8.5, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant's registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

Section 8.6	Reorganization of the Company.

The existence of any Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 8.7	Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 8.8	Successors and Assigns.

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the personal legal representatives of a Participant, or any receiver or trustee in bankruptcy or representative of the Company's or Participant's creditors.

Section 8.9	Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 8.10	No Liability.

No member of the Board, or any committee or other subdelegate shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

Section 8.11	Effective Date of the Plan.

The Plan was approved by the Board and shall take effect on April 21, 2021.

SCHEDULE “A”

FORM OF NON-EMPLOYEE DIRECTOR DSU AWARD AGREEMENT

VERSABANK

DSU AWARD AGREEMENT

This DSU Award Agreement (this “Agreement”), dated as of •, is made by and between VersaBank (the “Company”) and • (the “Grantee").

WHEREAS, the Company has adopted the Omnibus Long-Term Incentive Plan (as may be amended from time to time, the “Plan");

AND WHEREAS, the Board has determined that the non-employee directors of the Company may elect to receive a portion of his or her then current annual Board retainer fee in the form of a grant of DSUs (as defined in the Plan) in each fiscal year, which retainer fee shall be payable in four equal quarterly instalments (the “Director's Remuneration”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and for their successors and assigns, hereby agree as follows:

1.	Grant of DSUs.

(a)       Grant. The portion or percentage of the Director's Remuneration credited as DSUs for the fiscal year shall be determined on the first business day following the last day of each fiscal quarter of such fiscal year for which the Grantee's Director's Remuneration is payable and with respect to which such deferral election, if any, is effective (with respect to each such quarter, the “Date of Grant"), and shall equal a number of DSUs, rounded down to the nearest whole number, determined by dividing the dollar amount of such Director's Remuneration so deferred for such quarter by the Market Value (as defined in the Plan) of one Share as of such Date of Grant. All DSUs to be credited to the Grantee shall be subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. DSUs shall be credited to a separate book-entry account maintained on the books of the Company for the Grantee.

(b)       Incorporation by Reference, Etc. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules, and regulations promulgated by the Board from time to time pursuant to the Plan. In the event of any inconsistency or conflict between the provisions of the Plan and any this Agreement, the provisions of the Plan shall prevail. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his or her legal representatives in respect of any questions arising under the Plan or this Agreement.

2.	Vesting; Forfeiture. The DSUs shall [be fully vested on the applicable Date of Grant and shall not be subject to forfeiture.]

3.	Settlement. The Company shall settle the DSUs granted hereunder as soon as possible after receiving or being deemed to receive a DSU Redemption Notice, at which time the Company shall, subject to any required tax withholding and the execution of any required documentation, deliver to the Grantee [the Cash Equivalent (as defined in the Plan) of] one (1) Share for each DSU (and, upon such settlement, the DSUs shall cease to be credited to the Grantee's account) less an amount equal to any federal, state, provincial, and local income and employment taxes required to be withheld. Such settlement will occur not later than the 90t^ day following the Termination Date.

4.       Method of Electing to Defer Director's Remuneration. Unless otherwise permitted or determined by the Board, to elect to receive DSUs, the Grantee shall complete and deliver to the Company a written election (as set out in Appendix I attached). The Grantee's written election shall, subject to any minimum or maximum amount that may be determined by the Board from time to time, designate the portion or percentage of the Director's Remuneration to be paid in the form of DSUs, with the remaining portion or percentage to be paid in cash in accordance with the Company's regular practices of paying such cash compensation. In the absence of a designation to the contrary, the Grantee's election set forth in Appendix I shall continue to apply to all subsequent Director's Remuneration payments until the Grantee submits another written election in accordance with this paragraph. A Grantee shall only file one election no later than the last day of the fiscal year preceding the fiscal year in respect of which the Director's Remuneration becomes payable and the election shall be irrevocable for that fiscal year.

5.       Tax Withholding. The Company shall be entitled to require, as a condition to the payment of any cash in settlement of the DSUs granted hereunder, that the Grantee remit an amount in cash or other property having a value sufficient to satisfy all federal, state, provincial, and local or other applicable withholding taxes relating thereto. In addition, the Company shall have the right and is hereby authorized to withhold from the cash otherwise deliverable upon settlement of the DSUs, or from any compensation or other amount owing to the Grantee, the amount (in cash or, in the discretion of the Company, other property) of any applicable withholding taxes in respect of the settlement of the DSUs and to take such other action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

6.       Compliance with Legal Requirements. The granting and settlement of the DSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, provincial and local laws, rules, and regulations and to such approvals by any regulatory or governmental agency (including stock exchanges) as may be required. The Committee shall have the right to impose such restrictions on the DSUs as it deems reasonably necessary or advisable under applicable securities laws and the rules and regulations of the TSX.

7.	Miscellaneous.

(a)       Transferability. The DSUs are non-transferable or assignable except in accordance with the Plan.

(b)       Inconsistency. This Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

(c)       Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)       Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e)       Successors and Assigns. This DSU Agreement shall bind and enure to the benefit of the Grantee and the Corporation and their respective successors and permitted assigns.

(f)       Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

(g)       Governing Law. This Agreement and the DSUs shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(h)       Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Agreement, the Grantee represents, warrants and acknowledges that the Grantee (i) has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Agreement, (ii) has requested and is satisfied that the foregoing be drawn up in the English language (Le soussigné reconnait qu'il a exigé que ce qui precede soit rédigé et execute en anglais et s'en declare satisfait.), (iii) has participated in the trade and acceptance of DSUs voluntarily, and (iv) has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as application with the Company or its Affiliates. For absolute certainty, by accepting and executing this Agreement, the Grantee specifically represents, warrants and acknowledges that the Grantee has read and understood the terms and conditions set out in Sections 2.8(1) and 2.8(2) and the definitions of “active employment” and “Termination Date” of which (i) state that the Grantee shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any incentive compensation or any other applicable rights pursuant to this Agreement and the Plan which would have vested or been granted after a termination including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of common law reasonable notice that exceeds the Grantee's minimum statutory notice period under ap icable employment standards legislation (if any), shall be used for the purposes of calculating the Grantee's entitlements under this Agreement or the Plan. By accepting and executing this Agreement, the Grantee further waives any eligibility to receive damages or payment in lieu of any forfeited incentive compensation or any other applicable rights pursuant to this Agreement or the Plan that would have vested or accrued during any common law reasonable notice period that exceeds the Grantee's minimum statutory notice period under the applicable employment standards leqislation (if any).

IN WITNESS WHEREOF the parties hereof have executed this Agreement as of the                     day of                     , 20    .

VERSABANK

By:
Authorized Signing Officer

[Insert Participant's Name]

APPENDIX “I”

VERSABANK

(THE “COMPANY”)

DEFFERED SHARE UNIT ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the DSU Award Agreement.

Pursuant to the Omnibus Long-Term Incentive Plan of the Company (the “Plan”), I hereby elect to receive            % of my Director's Remuneration in the form of DSUs in lieu of cash.

I confirm that:

(a)	I have received and reviewed a copy of the terms and conditions of the Plan and have reviewed, considered and agreed to be bound by the terms of this Election Notice, the Plan and the DSU Award Agreement.

(b)	I have requested and am satisfied that the Plan, the DSU Award Agreement and the foregoing be drawn up in the English language. Le soussigné reconnait qu'iI a exigé que Ie Regime et ce qui précéde soient rédigés et exécutés en anglais et s'en declare satisfait.

(c)	I recognize that when DSUs are redeemed in accordance with the terms of the Plan and the DSU Award Agreement, income tax and other withholdings as required will arise at that time.

(d)	The value of DSUs is based on the Market Value of the Shares of the Company and therefore is not guaranteed.

The foregoing is only a brief outline of certain key provisions of the Plan and the DSU Award Agreement. For more complete information, reference should be made to the Plan.

Date:

(Name of Participant)

(Signature of Participant)

SCHEDULE “B”

FORM OF OPTION AGREEMENT

VERSABANK

OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”) is granted by VersaBank (the “Company”), in favour of the optionee named below (the “Optionee”) pursuant to and on the terms and subject to the conditions of the Company's Omnibus Long-Term Incentive Plan (the "Plan"). Capitalized terms used and not otherwise defined in this Option Agreement shall have the meanings set forth in the Plan.

The terms of the option (the “Option”), in addition to those terms set forth in the Plan, are as follows:

1.	Optionee. The Optionee is •.

2.	Number of Shares. The Optionee may purchase up to • Shares of the Company (the “Option Shares”) pursuant to this Option, as and to the extent that the Option vests and becomes exercisable as set forth in section 6 of this Option Agreement.

3.	Exercise Price. The exercise price is Cdn $• per Option Share (the “Exercise Price”).

4.	Date Option Granted. The Option was granted on •.

5.	Expiry Date. The Option terminates on •. (the “Expiry Date”).

6.	Vesting. The Option to purchase Option Shares shall vest and become exercisable as follows:

7.	Exercise of Options. In order to exercise the Option, the Optionee shall notify the Company in the form annexed hereto as Appendix I, pay the Exercise Price to the Company as required by the Plan, whereupon the Optionee shall be entitled to receive a certificate representing the relevant number of fully paid and non-assessable Shares in the Company.

8.	Transfer of Option. The Option is not-transferable or assignable except in accordance with the Plan.

9.	Inconsistency. This Option Agreement is subject to the terms and conditions of the Plan and any Employment Agreement and, in the event of any inconsistency or contradiction between the terms of this Option Agreement and the Plan or any Employment Agreement, the terms of the Employment Agreement shall govern.

10.	Severability. Wherever possible, each provision of this Option Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Option Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.	Entire Agreement. This Option Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.	Successors and Assigns. This Option Agreement shall bind and enure to the benefit of the Optionee and the Company and their respective successors and permitted assigns.

13.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

14.	Governing Law. This Agreement and the Option shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15.	Counterparts. This Option Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Agreement, the Optionee represents, warrants and acknowledges that the Optionee (i) has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement, (ii) has requested and is satisfied that the foregoing be drawn up in the English language (Le soussigné reconnai“t qu'il a exigé que ce qui precede soit rédigé et execute en anglais et s'en declare satisfait.), (iii) has participated in the trade and acceptance of Options voluntarily, and (iv) has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as application with the Company or its Affiliates. For absolute certainty, by accepting and executing this Agreement, the Optionee specifically represents, warrants and acknowledges that the Optionee has read and understood the terms and conditions set out in Sections 2.8(1) and 2.8(2) and the definitions of “active employment” and “Termination Date” of which (i) state that the Optionee shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any incentive compensation or any other ap icable rights pursuant to this Agreement and the Plan which would have vested or been granted after a termination including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of common law reasonable notice that exceeds the Optionee's minimum statutory notice oeriod under aoolicable employment standards legislation (if any), shall be used for the purposes of calculating the Optionee's entitlements under this Agreement or the Plan. By accepting and executing this Agreement, the Optionee further waives any eligibility to receive damages or payment in lieu of any forfeited incentive compensation or any other applicable rights pursuant to this Agreement or the Plan that would have vested or accrued during any common law reasonable notice period that exceeds the Optionee's minimum statutory notice period under the applicable em oyment standards legislation (if any).

IN WITNESS WHEREOF the parties hereof have executed this Option Agreement as of the                    day of                     , 20a.

VERSABANK

By:
Authorized Signing Officer

[Insert Participant's Name]

APPENDIX I

VERSABANK

ELECTION TO EXERCISE STOCK OPTIONS

TO: VERSABANK (the "Company")

The undersigned Optionee hereby elects to exercise Options granted by the Company to the undersigned pursuant to an Option Agreement dated                     , 20      under the Company's Omnibus Long-Term Incentive Plan (the “Plan”), for the number Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Number of Shares to be Acquired:	_________________________________

Exercise Price (per Share):	Cdn.$ _________________________________

Aggregate Purchase Price:	Cdn.$ _________________________________

Amount enclosed that is payable on account of any source deductions relating to this Option exercise (contact the Company for details of such amount):	Cdn.$ _________________________________

a Or check here if alternative arrangements have been made with the Company.

and hereby tenders a bank draft, certified cheque, wire transfer or other form of payment confirmed as acceptable by the Company for such aggregate purchase price, and, if applicable, all source seductions, and directs such Shares to be registered in the name of

I hereby agree to file or cause the Company to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this        day of

Signature of Participant

Name of Participant (Please Print)

APPENDIX II

VERSABANK

SURRENDER NOTICE

TO: VERSABANK (the "Company")

The undersigned Optionee hereby elects to surrender                      Options granted by the Company to the undersigned pursuant to an Award Agreement dated                     , 20      under the Company's Omnibus Long-Term Incentive Plan (the “Plan”) in exchange for Shares as calculated in accordance with Section 3.7(3) of the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Amount enclosed that is payable on account of any source deductions relating to this surrender of Options (contact the Company for details of such amount):	Cdn.$ _________________________________

a Or check here if alternative arrangements have been made with the Company

Please issue a certificate or certificates representing the Shares in the name of ____________________________________________________________

I hereby agree to file or cause the Company to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this                     day of

Signature of Participant

Name of Participant (Please Print)

Schedule “C”

Form of RSU/PSU Agreement

VERSABANK

[RSU / PSU] GRANT AGREEMENT

This [RSU / PSU] grant agreement (“Grant Agreement”) is entered into between VersaBank (the “Company”) and the Participant named below (the “Recipient”) of the [RSUs l PSUs] (“Units”) pursuant to the Company's Omnibus Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Grant Agreement shall have the meanings set forth in the Plan.

The terms of the Units, in addition to those terms set forth in the Plan, are as follows:

1.	Recipient. The Recipient is •.

2.	Grant of [RSUs I PSUs1 The Recipient is granted • Units.

3.	Vestinq. The Units shall vest as follows: •.

4.	[Performance Criteria. Settlement of the Units shall be conditional upon the achievement of the following Performance Criteria within the Performance Period set forth herein: •.]

5.	Settlement. The Units shall be settled as follows: •

6.	Date of Grant. The Units were granted to the Recipient on •.

7.	Transfer of Units. The Units are non-transferable or assignable except in accordance with the Plan.

8.	Inconsistency. This Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Grant Agreement and the Plan, the terms of the Plan shall govern.

9.	Severability. Wherever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Grant Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	Entire Agreement. This Grant Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.	Successors and Assigns. This Grant Agreement shall bind and enure to the benefit of the Recipient and the Corporation and their respective successors and permitted assigns.

12.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

13.	Governing Law. This Grant Agreement and the Units shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.	Counterparts. This Grant Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Grant Agreement, the Recipient represents, warrants and acknowledges that the Recipient (i) has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Grant Agreement, (ii) has requested and is satisfied that the foregoing be drawn up in the English language (Le soussigné reconnai“t qu'il a exigé que ce qui precede soit rédigé et execute en anglais et s'en declare satisfait.), (iii) has participated in the trade and acceptance of Units voluntarily, and (iv) has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as application with the Company or its Affiliates. For absolute certainty, by accepting and executing this Agreement, the Recipient specifically represents, warrants and acknowledges that the Recipient has read and understood the terms and conditions set out in Sections 2.8(1) and 2.8(2) and the definitions of “active employment" and “Termination Date" of which

(i) state that the Recipient shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any incentive compensation or any other applicable rights pursuant to this Agreement and the Plan which would have vested or been granted after a termination including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of common law reasonable notice that exceeds the Recipient's minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating the Recipient's entitlements under this Agreement or the Plan. By accepting and executing this Agreement, the Recipient further waives any eligibility to receive damages or payment in lieu of any forfeited incentive compensation or any other applicable rights pursuant to this Agreement or the Plan that would have vested or accrued during any common law reasonable notice period that exceeds the Recipient's minimum statutory notice period under the applicable employment standards legislation (if any).

IN WITNESS WHEREOF the parties hereof have executed this Grant Agreement as of the                     day of                      , 20a.

VERSABANK

By:
Authorized Signing Officer

[Insert Participant's Name]

SCHEDULE B – MANDATE OF THE BOARD OF DIRECTORS

BOARD APPROVED: June 6, 2023

Purpose

The purpose or role of the Board has two fundamental elements: decision-making and oversight. The decision- making function is exercised with respect to the formulation with management of fundamental policies and strategic goals and through the approval of certain significant actions. The oversight function concerns the review of management decisions, the adequacy of systems and controls and the implementation of policies. The Board establishes formal delegations of authority, defining the limits of management’s power and authority and delegating to management certain powers to manage the business of the Bank. The delegations of authority conform to statutory limitations specifying responsibilities of the board that cannot be delegated to management. Any responsibilities not delegated to management remain with the Board and its committees.

Organization of the Board of Directors

The Board shall consist of ten (10) directors, a majority of whom must be resident Canadians at the time of their election or appointment. The Board shall be constituted by a majority of independent directors12.

Every director, in exercising any of the powers of a director and any of the duties of a director, shall:

(a)	act honestly and in good faith with a view to the best interests of the Bank; and

(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Meetings of the Board of Directors

In order for the Board to transact business at a meeting, a majority of directors must be present. The Board shall meet at least once each quarter and shall schedule a sufficient number of meetings (whether in person or by video conference) to carry out its mandate. There shall be an in-camera session at each quarterly Board meeting with only independent directors present.

The members of the Board of Directors are expected to attend all meetings of the Board and its committees in person, when at all possible. Attendance by video conference may be used to facilitate a director’s attendance.

Directors are expected to devote the appropriate amount of time necessary to review meeting materials such that they are able to engage in informed discussion and make informed decisions.

Reporting from Committees

Certain functions of the Board may be delegated to committees of the Board. Such delegation will be confirmed by the Board approval of committee mandates.

Unless waived by the Board, the Chair of each Board Committee shall provide a verbal summary report to the Board on material matters considered during a meeting of such committee at the next meeting of the Board.

1A Director is independent if he or she meets the independence criteria as set out in the Bank’s Director Independence Policy.

2 If the death, disability or resignation of a member has resulted in a vacancy of the Committee that the Board is required to fill, a Committee member appointed to fill such vacancy is exempt from the requirement for a period ending on the later of the next annual meeting and the date that is six months from the day the vacancy was created, so long as the Board has determined that a reliance on this exemption will not materially adversely affect the ability of the Committee to act independently and to satisfy its other requirements.

Resources and Authority

The Board shall have unrestricted access to management of the Bank and, if determined necessary by the Board, to any employee of the Bank, its subsidiaries or affiliates. The Board shall have the authority to retain and terminate independent legal counsel, consultant or other advisors to assist it in fulfilling its responsibilities and to set and pay the compensation of these advisors without consulting or obtaining the approval of any officer of the Company.

Duties and Responsibilities of the Board of Directors

The members of the Board of Directors have responsibility for the stewardship of the Bank and are charged with the following duties:

1.	General Duties

(a)	Approve the by-laws of the Bank.

(b)	Appoint a Chair of the Board who shall be an independent director, subject to exceptional circumstances.

(c)	In the event that the Chair of the Board is not an independent director, an independent lead director shall be appointed.

(d)	Exercise independent judgment in directing and overseeing the operations of the Bank.

(e)	Establish an Audit Committee and approve the mandate and members for such committee.

(f)	Establish a Conduct Review, Governance & HR Committee and approve the mandate and members for such committee.

(g)	Establish a Risk Oversight Committee and approve the mandate and the members for such committee.

(h)	Establish an Innovation and Technology Committee and approve the mandate and the members for such committee.

(i)	Approve the mandates for each of the Bank’s oversight functions, and all other management related mandates.

(j)	Establish any other board committees that the Board of Directors deems advisable and approve the mandates for such committees.

(k)	Understand directors’ responsibilities and regularly evaluate objectively the individual director, the Board Committee and the Boards’ effectiveness in fulfilling those responsibilities.

(l)	Review director remuneration.

(m)	Approve all major changes to the Bank’s organizational structure.

(n)	Review policies for the Bank as recommended by management and approve all policies.

(o)	Review and approve the Recovery Plan and the Recovery Plan Policy every two years or as needed.

2.	Liquidity and Market Risk

(a)	Understand the liquidity and funding needs of the Bank.

(b)	Establish appropriate and prudent liquidity and funding management policies for the Bank, taking into account the Bank’s significant operations, including policies on the sources, types and levels of liquidity that are to be maintained by the Bank, and policies that are designed to prevent the Bank’s funding from becoming unduly concentrated with respect to source, type, term to maturity or currency of denomination.

(c)	Review liquidity and market risk policies at least once a year to ensure that they remain appropriate and prudent.

(d)	Obtain, on a regular basis, reasonable assurance that the Bank has ongoing, appropriate and effective liquidity, funding and market risk processes, and that the Bank’s liquidity, funding and market risk management policies are being adhered to.

3.	Credit Risk

(a)	Ensure the Bank has appropriate and prudent policies on the areas and types of credit, both on and off-balance sheet, in which the Bank is willing to engage.

(b)	Review management’s assessment of asset quality and asset quality trends, credit quality administration and underwriting standards, and the effectiveness of portfolio credit risk management systems and processes to enable management to monitor and control credit risk.

(c)	Ensure that procedures and controls for managing credit risk are in place, including:

i.	Defined and prudent levels of decision-making authority for approving credit exposures;

ii.	An effective assessment and rating system for credit risk; and

iii.	An ongoing, appropriate and effective process for managing credit exposures that warrant special attention.

4.	Operational Risk

i.	Operational Risk Management

(a)	Review and approve, at least annually, the Bank’s Operational Risk Management Framework and the Operational Risk section of the Bank’s Risk Appetite Statement.

(b)	Review, at least annually, and approve the Bank’s Operational Risk Policy.

(c)	Understand the operational risks that the Bank is exposed to.

(d)	Establish appropriate and prudent policies on operational risks that are inherent in the Bank’s operations.

(e)	Review operational risk policies at least once a year to ensure they remain appropriate and prudent.

ii.	Human Resources

(a)	Appoint and when appropriate remove the President & CEO for the Bank and ensure that the Chair of the Board conducts an annual assessment of such officer’s performance.

(b)	Approve the Executive Agreement of the President & CEO.

(c)	Annually approve the base salary of the President & CEO.

(d)	Monitor the performance of the President & CEO in accordance with annual performance measurements for calculating the incentive award of the President & CEO.

(e)	Approve, upon recommendation of the Conduct Review, Governance & HR Committee, the annual incentive award of the President & CEO.

(f)	At least annually, review and approve, upon recommendation of the Conduct Review, Governance & HR Committee, the duties and responsibilities of the President & CEO.

(g)	At least annually, review and approve, upon recommendation of the Conduct Review, Governance & HR Committee, the Chart of Authorities.

(h)	Approve, upon recommendation of the Conduct Review, Governance & HR Committee, the annual incentive award pool for Executives.

(i)	Appoint officers for the Bank who are suitably qualified and capable of managing the operations of the Bank effectively and prudently.

(j)	Understand the responsibilities and accountabilities assigned to officers of the Bank.

(k)	Evaluate, on a regular basis, the effectiveness and prudence of the officers in managing the operations of the Bank and the risks to which the Bank is exposed.

(l)	Satisfy itself as to the integrity of the President & CEO and other officers, and satisfy itself that the President & CEO and other officers create a culture of integrity throughout the Bank.

(m)	Review the Bank’s Management Succession Plan submitted by management.

(n)	Review the Bank’s Human Resources Plan submitted by management.

(o)	Regularly satisfy itself that the Bank’s compensation plans are consistent with the sustainable achievement of the Bank’s business objectives, the prudent management of its operations and the risks to which it is exposed, and adherence to its processes, policies, procedures and controls.

(p)	Establish standards of business conduct and ethical behaviour for the Bank’s directors, officers, and other personnel, and obtain on a regular basis reasonable assurance that the Bank has an ongoing, appropriate and effective process for ensuring adherence to those standards.

iii.	Outsourcing and Business Continuity

(a)	Review all major contracts after approval by management and approve all major contracts out of the ordinary course of business.

(b)	Review all arrangements involving an outsourcing of significant operations.

(c)	Review disaster recovery plans as submitted by management.

iv.	Related Party Transactions

(a)	Approve related party transactions when required by the Bank’s governing legislation.

5.	Legal and Regulatory Risk

i.	Regulatory Compliance

(a)	Review, at least annually, and approve the Bank’s Regulatory Compliance Management Policy.

(b)	Review and approve, at least annually, the Bank’s Regulatory Compliance Management Framework and any changes to the Framework.

(c)	Understand material regulatory compliance risks that the Bank is exposed to.

ii.	Financial Statements, Public Documents & Other Financial Filings

(a)	Approve the annual financial statements of the Bank.

(b)	Approve the annual MD & A.

(c)	Approve a Corporate Disclosure Policy for the Bank.

6.	Strategic Risk

i.	Strategic Risk

(a)	Establish the business objectives of the Bank, consider and approve the Bank’s business strategy and its business plans for significant operations, and review those things annually to ensure that they remain appropriate and prudent in light of the Bank’s current and anticipated business and economic environment, resources and results.

(b)	Evaluate, at least quarterly, the Bank’s actual operating and financial results against forecast results, in light of the Bank’s business objectives, business strategy and business plans.

(c)	Obtain, on a regular basis, reasonable assurance that the Bank has an ongoing, appropriate and effective strategic management process.

(d)	Approve all significant acquisitions and dispositions.

ii.	Capital Management

(a)	Understand the capital needs of the Bank and approve changes to capital.

(b)	Establish appropriate and prudent capital management policies for the Bank, taking into account the Bank’s significant operations, including policies on the quantity and quality of capital needed to support the current and planned operations of the Bank that reflect both the risks to which the Bank is exposed and its regulatory capital requirements.

(c)	Review capital policies at least once a year to ensure that they remain appropriate and prudent.

(d)	Obtain, on a regular basis, reasonable assurance that the Bank has an ongoing, appropriate and effective capital management process, and that the Bank’s capital management policies are being adhered to.

7.	Reputational Risk

(a)	Be aware of increased reputational risk to the Bank which can potentially impact the Bank’s image in the community or lower public confidence in it, resulting in the loss of business, legal action or increased regulatory oversight.

8.	Other Duties

i.	Risk Management

(a)	Review and approve at least annually the Bank’s Risk Appetite Framework and Risk Appetite Statement.

(b)	Review, at least annually, and approve the Bank’s Enterprise Risk Management Policy.

(c)	Review, at least annually, and approve the Bank’s Enterprise Risk Management Framework.

(d)	Review periodic reports related to management’s assessment of the Bank’s risk management performance relative to the Risk Appetite Statement and the Risk Magnitude Scale, and any other reports used by management to assess and discuss the categories of risk faced by the Bank.

(e)	Understand risks rated moderate and higher faced by the Bank.

ii.	Internal Audit

(a)	Approve the appointment of the Chief Internal Auditor, as recommended by the Audit Committee.

(b)	Approve changes respecting the incumbent holding the position of Chief Internal Auditor, as recommended by the Audit Committee.

iii.	External Audit

(a)	Recommend the appointment of the external auditor to the shareholders.

(b)	Upon recommendation of the Audit Committee, approve the compensation of the external auditor.

(c)	Require the external auditor to report directly to the Audit Committee.

iv.	Internal Controls

(a)	Review such information as required to obtain reasonable assurance that the Bank has a control environment and that the Bank is in control.